Exhibit 10.7

EXECTION VERSION

MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT

among

CHURCHILL MRA FUNDING I LLC,
as Buyer,

R-HOME PASS THROUGH PARENT RTL-C LLC,
as Seller,

Rithm Perpetual Life Residential Trust,
as Guarantor,

and

R-HOME REO RTL-C LLC,

And each Additional REO Subsidiary joined hereto from time to time, as REO Subsidiary

 Dated as of November 24, 2025

Table of Contents

Page

1.	Applicability	1
2.	Definitions	2
3.	Program; Initiation of Transactions	28
4.	Repurchase	30
5.	Price Differential	32
6.	Margin Maintenance	33
7.	Income Payments	35
8.	Payment and Transfer	37
9.	Conditions Precedent	37
10.	Program; Costs; Taxes	41
11.	Servicing	45
12.	Representations and Warranties	46
13.	Covenants	54
14.	Events of Default	61
15.	Remedies and Procedural Requirements Upon Default	63
16.	Reports	65
17.	Financings and Repurchase Transactions	67
18.	Single Agreement	67
19.	Notices and Other Communications	68
20.	Entire Agreement; Severability	68
21.	Non-Assignability	68
22.	Set-off	70
23.	Binding Effect; Governing Law; Jurisdiction	71
24.	No Express or Implied Waivers; Amendments and Modifications, Etc.	72
25.	Intent	72
26.	Power of Attorney	73
27.	Buyer May Act Through Affiliates	73
28.	Indemnification; Obligations	74
29.	Counterparts	74
30.	Confidentiality	75
31.	Periodic Due Diligence Review	76
32.	Authorizations	76
33.	Documents Mutually Drafted	76
34.	Security Interest	77
35.	Further Assurances	78
36.	Reserved	78
37.	Conflicts	78
38.	Effect of Benchmark Transition Event	78
39.	REO Conversion	79

-i-

SCHEDULES

Schedule 1-A	–	Representations and Warranties with Respect to Underlying Assets

Schedule 1-B	–	Representations and Warranties with Respect to Underlying Assets that Are Permitted REO Assets

Schedule 2	–	Authorized Representatives

EXHIBITS

Exhibit A	–	Officer’s Compliance Certificate

Exhibit B	–	Form of Power of Attorney

Exhibit C	–	Approved Originators

Exhibit D	–	Approved BPO Providers

THIS MASTER REPURCHASE AGREEMENT AND SECURITIES CONTRACT, dated as of November 24, 2025, is made by and among R-HOME PASS THROUGH PARENT RTL-C LLC, a Delaware limited liability company (“Seller”), R-HOME REO RTL-C LLC, a Delaware limited liability company (“Initial REO Subsidiary”), each other Person that may be subsequently added as a party to this agreement under an REO Joinder Agreement (each, an “Additional REO Subsidiary” and together with Initial REO Subsidiary, each, “REO Subsidiary,” and collectively, “REO Subsidiaries”), CHURCHILL MRA FUNDING I LLC, a Delaware limited liability company (collectively, together with its successors and assignees hereunder, “Buyer”), and RITHM PERPETUAL LIFE RESIDENTIAL TRUST, a Maryland statutory trust (“Guarantor”).

1.            Applicability

From time to time the parties hereto may enter into transactions in which each Seller agrees to sell to Buyer all right, title and interest (including, without limitation, the Servicing Rights (as hereinafter defined)) in and to the Purchased Assets (as hereinafter defined), which, except in the case of Purchased Assets consisting of Permitted REO Assets, shall be backed by Underlying Mortgage Loans owned by the Trustee on behalf of the Trust and all right, title and interest (including the Servicing Rights (as hereinafter defined), with respect to servicing-released Underlying Assets) in and to the Underlying Assets in exchange for the transfer of funds by Buyer to such Seller, with a simultaneous agreement by Buyer to transfer to Seller such Purchased Assets at a date certain, in exchange for the transfer of funds by Seller to Buyer. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement. The Trustee on behalf of the Trust owns the legal title to the Underlying Mortgage Loans. The Trust Interests are issued pursuant to the Trust Agreement to the Seller. The Trust Interests represent beneficial interests in the assets in the trust estate of the Trust. All of the Trust Interests shall be evidenced by the Trust Certificate. On the initial Purchase Date, Buyer will purchase the Trust Certificate from Seller in connection with the Transaction on such date. After the initial Purchase Date, as part of separate Transactions, Seller may request and Buyer may fund, subject to the terms and conditions of this Agreement, an increase in the Purchase Price in connection with a Future Advance Purchase (as defined herein) or based upon the contribution of additional Underlying Mortgage Loans to the Trustee on behalf of the Trust. Such additional Underlying Mortgage Loans will be part of the trust estate of the Trust. Each such Future Advance Purchase or transaction involving the transfer or allocation of additional Underlying Mortgage Loans to the Trustee on behalf of the Trust shall be deemed a Transaction and, unless otherwise agreed in writing, shall be governed by this Agreement. All sales of the Purchased Assets (including, without limitation, all deemed Transactions with respect to Underlying Assets) from Seller to Buyer will be on a servicing-released basis.

In addition, (i) Guarantor shall provide the Guaranty (as hereinafter defined) guarantying certain obligations of Seller and (ii) the Trustee on behalf of the Trust has pledged its interests in the Underlying Mortgage Loans and related collateral to the Buyer pursuant to the terms set forth in the Pledge Agreement.

2.            Definitions

(a)            Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Accepted Servicing Practices” means, with respect to any Underlying Asset, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans or REO properties of the same or similar type as such Underlying Asset in the jurisdiction where the related Mortgaged Property (or REO Property, as applicable) is located, and in all material respects in compliance with any applicable Requirements of Law and in a manner at least equal in quality to the servicing that such Person provides to mortgage loans that it (a) owns in its portfolio, (b) otherwise services for its Affiliates, or (c) otherwise services for third parties, whichever standard of clauses (a), (b) and (c) is greatest, as applicable, with a view to maximizing the net present value of such Underlying Asset and any recovery thereon, exercising its reasonable business judgment at the time taking into account the existing facts and circumstances known to such Person at such time.

“Accession Agreement” means the Accession Agreement (as defined in the Mortgage Loan Purchase Agreement) entered into by the Trustee on behalf of the Trust.

“Act of Insolvency” means, with respect to any Person, (a) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (b) the seeking of the appointment of a receiver, trustee, custodian or similar official for such Person or any substantial part of the property of such Person; (c) the appointment of a receiver, conservator, or manager for such Person by any Governmental Authority having the jurisdiction to do so; (d) the making or offering by such Person of a composition with its creditors or a general assignment for the benefit of creditors; (e) the admission by such Person in a legal proceeding of its inability to pay its debts or discharge its obligations as they become due or mature; or (f) that any Governmental Authority or agency or any Person, agency or entity acting or purporting to act under Governmental Authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such Person or to curtail its authority in the conduct of the business of such Person.

“Additional Covenants and Conditions” means any additional covenant set forth in Section 9 of the Guaranty.

“Additional REO Subsidiary” has the meaning set forth in the preamble of this Agreement.

“Advance Fee” has the meaning set forth in the Pricing Side Letter for such term.

“Adviser” means RCM GA Manager LLC, a Delaware limited liability company.

“Affiliate” means, with respect to any Person, any “affiliate” of such Person as such term is defined in the Bankruptcy Code; provided that anything herein to the contrary notwithstanding, the sole Affiliates of Guarantor and Seller shall be Guarantor and its wholly-owned subsidiaries.

“After Rehabilitation Value” means, with respect to each Underlying Asset, the lesser of (a) the expected value of a Mortgaged Property (or REO Property, as applicable) upon the completion of any construction, renovation or other rehabilitation as set forth in a Broker Price Opinion Value or Evaluation/Appraisal Value, as applicable, or (b) the internally produced valuation with respect to a Mortgaged Property (or REO Property, as applicable) as determined in accordance with the related Underwriting Guidelines, in each case, as provided by Seller.

“Aggregate Purchase Price” means, as of any date of determination, the aggregate outstanding Purchase Price of all Purchased Assets subject to a Transaction.

“Agreement” means, collectively, this Master Repurchase Agreement and Securities Contract, and each Schedule and Exhibit hereto, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Allocated Repurchase Price” means, with respect to any individual Underlying Mortgage Loan, the portion of the Repurchase Price of the related Purchased Asset allocated by Buyer in its discretion to such Underlying Mortgage Loan.

“Alternative Rate” has the meaning set forth in the Pricing Side Letter for such term.

“Alternative Rate Transaction” means, with respect to any Pricing Period (or other applicable period), any Transaction with respect to which the Pricing Rate for such Pricing Period (or other applicable period) is determined with reference to the Alternative Rate.

“Ancillary Income” means with respect to any Underlying Asset at any time until repurchased by Seller, any fees, transfer fees, make whole fees, late fees, premiums, yield maintenance charges, penalties and all other fees or charges of any kind with respect to such Underlying Asset (in each case, for the avoidance of doubt, excluding interest and Principal Payments thereon).

“Ancillary Income Account” means the account established in connection with the transactions contemplated hereby at Bank, by and in the name of Buyer, into which all Income consisting of Ancillary Income shall be deposited.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act of 2010, as amended, and any other law applicable to a Seller Party or any of its Affiliates that prohibits the bribery of foreign officials to gain a business advantage.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which a Seller Party is located or doing business that relate to money laundering, any predicate crime to money laundering or any financial record keeping and reporting requirements related thereto.

“Applicable Margin” has the meaning set forth in the Pricing Side Letter for such term.

“Approved BPO Provider” means each licensed real estate agent, salesperson, broker or appraiser listed on Exhibit D hereto or any other BPO provider approved by Buyer in its reasonable discretion.

“Approved Originator” means (i) Seller and (ii) each of the originators listed on Exhibit C attached hereto, which schedule may be updated from time to time by Seller upon written consent of Buyer in its sole discretion.

“As-Is Value” means, (i) with respect to each Underlying Asset that was purchased within 12 months of the Purchase Date, an amount equal to the lesser of (a) an Evaluation/Appraisal Value or the Broker Price Opinion Value, as applicable, of the related Mortgaged Property (or REO Property, as applicable) and (b) the purchase price of the Mortgaged Property (or REO Property, as applicable), and (ii) with respect to each Underlying Asset that was purchased more than 12 months from the Purchase Date, an amount equal to the Evaluation/Appraisal Value or the Broker Price Opinion Value, as applicable, of the related Mortgaged Property (or REO Property, as applicable).

“Asset Margin Base” has the meaning set forth in the Pricing Side Letter for such term.

“Asset Tape” means a data file comprised of origination and servicing information related to each Underlying Asset, including, without limitation, specific information reasonably requested by Buyer, in a format acceptable to Buyer.

“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale and transfer of the Mortgage.

“Bank” means U.S. Bank National Association and its successors and assigns.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time.

“Benchmark” means, (i) initially, Term SOFR; (ii) if a replacement of the Benchmark has occurred pursuant to Section 38(a) hereof, then “Benchmark” means the Alternative Rate; or (iii) if a Benchmark Transition Event and the Benchmark Replacement Date with respect thereto have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 38(b). Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Benchmark Transition Event, the sum of: (a) the alternate rate of interest that has been selected by Buyer as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated floating rate credit facilities secured by interests in commercial real estate and/or commercial mortgage loans, or securitization, institutional warehouse or repurchase financing backed in whole or in part by interests in such assets, at such time and (b) the Benchmark Replacement Adjustment.

If at any time the Benchmark Replacement as determined pursuant to this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by Buyer as of the Benchmark Replacement Date:

(1)            the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; or

(2)           the alternative spread adjustment selected by Buyer, giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable at such time.

“Benchmark Replacement Conforming Changes” means, with respect to either the use or administration of Term SOFR or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “Pricing Period,” timing and frequency of determining rates and making payments of Price Differential, prepayment provisions and other administrative matters) that Buyer decides may be appropriate to reflect the adoption and implementation of such rate and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of the rate exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement and the other Program Agreements).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (a) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof); or

(2)            in the case of clause (b) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide of such Benchmark, permanently or indefinitely; provided, that at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark or (b) such Benchmark is or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Bridge Loan” means a Mortgage Loan that conforms to the Seller’s Bridge Loan Underwriting Guidelines as in effect as of the related Origination Date for such Mortgage Loan.

“Broker Price Opinion” means a written report, received from (i) a licensed real estate agent or other home valuation expert, in either case, acceptable to Buyer in its reasonable discretion or (ii) an Approved BPO Provider, providing such Person’s opinion of the value of a Mortgaged Property (or REO Property, as applicable).

“Broker Price Opinion Value” means, with respect to each Underlying Asset, an amount equal to the lesser of (a) the value set forth in a Broker Price Opinion as the then-current value of the related Mortgaged Property (or REO Property, as applicable), or (b) the internally produced valuation with respect to a Mortgaged Property (or REO Property, as applicable) as determined in accordance with the related Underwriting Guidelines, in each case, as provided by Seller.

“Business Day” means any day other than (a) a Saturday or a Sunday, (b) a day on which banks in the States of New York or North Carolina are authorized or obligated by law or executive order to be closed, (c) any day on which the New York Stock Exchange, the Federal Reserve Bank of New York, the Custodian or the Bank is authorized or obligated by law or executive order to be closed, or (d) if the term “Business Day” is used in connection with the determination of SOFR, a day dealings in Dollar deposits are not carried on by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Buyer” has the meaning specified in the preamble of this Agreement.

“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person to pay rent or other amounts under a lease of property to the extent and in the amount that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests (certificated or uncertificated) in any limited liability company, any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Change in Control” means:

(A)           Guarantor shall cease to own, directly or indirectly, 100% of the outstanding Capital Stock of Seller;

(B)           Seller enters into any transaction or series of transactions to adopt, file, effect or consummate a Division, or otherwise permits any such Division to be adopted, filed, effected or consummated;

(C)           the sale, transfer, or other disposition of all or substantially all of Seller’s assets (excluding any such action taken in connection with any securitization, mortgage servicing rights sale or whole loan transaction);

(D)           the consummation of a merger or consolidation of Seller with or into another entity or any other corporate reorganization (other than any Affiliate), if more than 49% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by Persons who were not stockholders of Seller immediately prior to such merger, consolidation or other reorganization (other than any Affiliate);

(E)           (i) Adviser (or an Affiliate thereof that is an investment adviser registered with the Securities and Exchange Commission) shall cease to be the investment adviser of Guarantor, or (ii) Rithm Capital Corp. shall cease to own and control, directly or indirectly, 100% of the outstanding Capital Stock of the Adviser (or any successor investment adviser permitted in accordance with clause (i) above, as applicable); or

(F)           Seller shall cease to own or control, directly or indirectly, 100% of the outstanding Capital Stock of each REO Subsidiary.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Documents” means the documents in the Mortgage File delivered to the Custodian.

“Collection Account” means collectively, the Principal Collection Account, the Interest Collection Account and the Ancillary Income Account.

“Combined Loan-to-Value Ratio” or “CLTV” means, with respect to any Underlying Asset (other than a Permitted REO Asset), the ratio of (i)(a) the original outstanding principal amount of the Underlying Asset (excluding the portion of such Underlying Asset attributable to construction, rehabilitation or renovation costs and expenses), plus (b) the unpaid principal balance of any subordinate loans secured by the Mortgaged Property, to (ii) the As-Is Value of the related Mortgaged Property.

“Concentration Sublimit” has the meaning set forth in the Pricing Side Letter for such term.

“Construction Escrow Mortgage Loan” means an Underlying Asset other than a Permitted Delinquent Asset with respect to which certain future advances, escrows or holdbacks are made in connection with the origination of the related Mortgage Loan and are advanced in increments as certain benchmarks of rehabilitation, renovation or construction work by the related Mortgagor of the related Mortgaged Property securing such Underlying Asset are completed in accordance with the terms of the Loan Documents (to the extent that the terms of the Loan Documents provide for such future advances, escrows or holdbacks).

“Custodial Agreement” means that certain Custodial Agreement, dated as of the Effective Date, among Buyer, Seller and Custodian, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Custodian” means U.S. Bank National Association, in its capacity as custodian, and its successors and permitted assigns.

“Default” means any event that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Deposit Account Control Agreement” means a deposit account control agreement, among Buyer, Seller and the applicable depository bank, as the same may be amended, restated, supplemented or otherwise modified from time to time, which shall provide for Buyer’s control of any Reserve Account as of the date of execution.

“Division” means the division of a limited liability company into two or more limited liability companies pursuant to and in accordance with Section 18-217 of Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Early Repurchase Date” has the meaning specified in Section 4(b) hereof.

“Effective Date” means November 24, 2025.

“Eligible Mortgaged Property” means a Mortgaged Property or REO Property that consists of a (a) one-to-four family property (including, without limitation, single family homes, attached townhomes and condominium units), (b) multi-family property, (c) mixed-use property for which more than 75% of the square footage is designated for residential purposes, (d) Entitled Land, or (e) manufactured homes.

“Eligible Mortgagor” has the meaning set forth in the Pricing Side Letter for such term.

“Eligible Trust Interest” shall mean a Trust Interest (i) as to which the representations and warranties in Section 12(a)(20), Section 12(a)(26) and Section 12(a)(27) are true and correct, (ii) that represents the beneficial and economic interests in Eligible Underlying Assets, (iii) that is wholly and directly owned by Seller, (iv) that is evidenced by the Trust Certificate, (v) that is approved by Buyer in its discretion, (vi) as to which the Trust Agreement expressly permits Buyer, as holder of the Trust Certificate, to exercise, in accordance with the terms of the Trust Agreement, the Unwind Rights without any further action or approval by any Seller Party or the Trustee, and (vi) that satisfies such other eligibility criteria as may be set forth in the Program Agreements or otherwise mutually agreed to by Buyer and Seller.

“Eligible Underlying Asset” means an Underlying Asset that satisfies each of the following criteria, as determined by Buyer:

(i)             the representations and warranties in Schedule 1-A and 1-B are true and correct with respect to such Underlying Asset;

(ii)            unless such Underlying Asset is a Permitted REO Asset, legal title to such Underlying Asset is held by the Trustee on behalf of the Trust, and such Underlying Asset supports Trust Interests;

(iii)           unless such Underlying Asset is a Permitted REO Asset, the Trustee on behalf of the Trust owns such Underlying Asset free and clear of any encumbrance, equity, Lien, charge, claim or security interest, other than Permitted Encumbrances;

(iv)           the related reserve accounts, holdback accounts and other cash accounts (if any) with respect to an Underlying Asset and either (a) if the accounts are the property of Seller or the Trustee on behalf of the Trust, are subject to an account control agreement in favor of Buyer, or (b) if the accounts are the property of the Mortgagor, are subject to a Lien and an account control agreement in favor of Seller, and Seller’s interests in which are sold to Buyer;

(v)            if such Underlying Asset is cross-collateralized or cross-defaulted with any other Mortgage Loan, either (a) such other Underlying Asset shall be an Eligible Underlying Asset that is sold or designated to be sold to Buyer under a Transaction or (b) such other Underlying Asset is subject to the Genesis Intercreditor Agreement;

(vi)           if such Underlying Asset is a Future Advance Underlying Mortgage Loan, all conditions precedent to such Underlying Asset under the related Loan Documents have been satisfied or waived as of the applicable Purchase Date;

(vii)          unless such Underlying Asset is a Permitted REO Asset, the Mortgagor relating to such Underlying Asset is an Eligible Mortgagor, and the Mortgaged Property relating to such Underlying Asset is an Eligible Mortgaged Property;

(viii)        such Underlying Asset is not an Ineligible Asset; and

(ix)            with respect to any Underlying Asset that is a Permitted REO Asset, Seller owns such Underlying Asset free and clear of any encumbrance, equity, Lien, charge, claim or security interest.

“Enforcement Action” means, with respect to any Underlying Asset, the foreclosure by or on behalf of Seller or the Trustee on behalf of the Trust on the related Mortgage Loan or the acceptance of a deed in lieu of foreclosure or similar action by or on behalf of any Seller or the Trustee on behalf of the Trust, with respect to such Mortgage Loan and/or the related Mortgagor.

“Entitled Land” means land (a) zoned and otherwise suitable for the development of Eligible Mortgaged Properties, and (b) with respect to which approval and entitlement from required Governmental Authorities of a tentative map and a preliminary development plan has been obtained.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Errors and Omissions Insurance Policy” means an errors and omissions insurance policy to be maintained by or on behalf of Seller pursuant to Section 13(e).

“Escrow Payments” means, with respect to any Mortgage Loan, the amounts, if any, constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other Loan Document.

“Evaluation/Appraisal” means an evaluation or an appraisal made, in either case, by an Evaluation/Appraisal Vendor which, in either case, satisfies the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, and the regulations promulgated thereunder, all as in effect on the Origination Date of the Mortgage Loan.

“Evaluation/Appraisal Value” means, with respect to each Underlying Asset, an amount equal to the lesser of (a) the “as-is” value set forth in an Evaluation/Appraisal in connection with the origination of the related Mortgage Loan as the value of the related Mortgaged Property (or REO Property, as applicable), or (b) the internally produced valuation with respect to a Mortgaged Property (or REO Property, as applicable) as determined in accordance with the related Underwriting Guidelines, in each case, as provided by Seller.

“Evaluation/Appraisal Vendor” means the author of the evaluation or appraisal constituting an Evaluation/Appraisal.

“Event of Default” has the meaning specified in Section 14 hereof.

“Excess Funds” has the meaning specified in Section 7(h) hereof.

“Excluded Taxes” means any of the following taxes imposed on or with respect to Buyer or other recipient of any payment hereunder or required to be withheld or deducted from a payment to Buyer or such other recipient: (a) taxes based on (or measured by) net income (however denominated) or net profits, franchise taxes and branch profits taxes that are imposed on Buyer or other recipient of any payment hereunder as a result of (i) being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such tax (or any political subdivision thereof), or (ii) a present or former connection between Buyer or other recipient and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof (other than connections arising solely from Buyer or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced under this Agreement or any Program Agreement, or sold or assigned an interest in any Purchased Asset or Underlying Asset); (b) any tax imposed on Buyer or other recipient of a payment hereunder that is attributable to Buyer’s or other recipient’s failure to comply with relevant requirements set forth in Section 10(g) hereof; (c) any U.S. federal withholding tax that is imposed on amounts payable to or for the account of Buyer or other recipient of a payment hereunder pursuant to a law in effect on the date such person becomes a party to or under this Agreement, or such person changes its lending office, except in each case to the extent that amounts with respect to taxes were payable either to such Person’s assignor immediately before such person became a party hereto or to such person immediately before it changed its lending office; and (d) any withholding taxes imposed under FATCA.

“Facility Monthly Payment” means an amount due from Seller to Buyer on each Remittance Date equal to the accrued and unpaid Price Differential with respect to all Purchased Assets (and related Underlying Assets) then subject to Transactions and other amounts owed by Seller to Buyer (including, without limitation, any unpaid or outstanding Fees), as specified in Section 7(b).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together in each case with any current or future regulations, guidance or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any U.S. or non-U.S. law, agreement, fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.

“Fees” means all Advance Fees and/or Permitted Delinquent Asset Advance Fees payable in accordance with the Program Agreements.

“Fidelity Bond” means a fidelity bond to be maintained by or on behalf of Seller pursuant to Section 13(e).

“Floor” has the meaning set forth in the Pricing Side Letter for such term.

“Funding Period” means the period during which Buyer may enter into Transactions in accordance with the terms and conditions of this Agreement, which period shall commence on the Effective Date and end on the date that is one hundred and eighty (180) days following written notice from Buyer to Seller in accordance with Section 4(e).

“Future Advance Purchase” shall have the meaning specified in Section 3(f) of this Agreement.

“Future Advance Underlying Mortgage Loan” means any Underlying Asset with respect to which there exists a continuing ability on the part of the holder of such Underlying Asset, pursuant to the terms and conditions of the Loan Documents, to provide additional funding to the Mortgagor.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.

“Genesis Intercreditor Agreement” means the Intercreditor Agreement, dated as of March 30, 2023, among Genesis Capital, LLC, Goldman Sachs Bank USA, the Buyer, Forethought Life Insurance Company and the other “Interest Holders” from time to time parties thereto, as may be further amended, restated, supplemented or otherwise modified from time to time.

“Governing Documents” means, with respect to any Person, its articles or certificate of incorporation or formation, by-laws, memorandum and articles of association, partnership, limited liability company, operating or trust agreement and/or other organizational, charter or governing documents, together with any amendments, restatement or supplements thereto.

“Governmental Authority” means, with respect to any Person, (a) any (i) nation or government, (ii) state or local or other political subdivision thereof, (iii) central bank or similar monetary or regulatory authority, (iv) person, agency, authority, instrumentality, court, regulatory body, central bank or other body or entity exercising executive, legislative, judicial, taxing, quasi–judicial, quasi–legislative, regulatory or administrative functions or powers of or pertaining to government, or (v) court or arbitrator having jurisdiction over such Person, its Affiliates (other than with respect to Seller) or its assets or properties, (b) any stock exchange on which shares of stock of such Person are listed or admitted for trading, (c) any accounting board or authority that is responsible for the establishment or interpretation of national or international accounting principles, and (d) any supra-national body such as the European Union or the European Central Bank.

“Granting Party” means each Seller and each REO Subsidiary, or all of the foregoing, as the context requires.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided, that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property (or REO Property, as applicable), to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” has the meaning set forth in the preamble of this Agreement.

“Guaranty” means the limited guaranty of Guarantor, dated as of the Effective Date, as the same may be amended, restated, supplemented or otherwise modified from time to time, pursuant to which Guarantor guarantees the obligations of Seller hereunder to the extent and in the circumstances set forth therein.

“High Cost Mortgage Loan” means a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, as amended, or (b) a “high cost,” “threshold,” “covered,” “abusive,” “high risk” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

“Income” means with respect to any Underlying Asset at any time until repurchased by Seller, any principal received thereon or in respect thereof and all interest, fees, proceeds, dividends or other distributions thereon, all Liquidation Proceeds, all other income, receipts, payments, collections, prepayments, recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of the related Mortgaged Properties (or REO Properties, as applicable), including all proceeds received upon the securitization, liquidation, foreclosure, short sale or other disposition of any such Mortgaged Properties (or REO Properties, as applicable), transfer fees, make whole fees, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, insurance payments, judgments, settlements and proceeds, and all other “proceeds” as defined in Section 9-102(a)(64) of the UCC, including all collections or distributions thereon or other income or receipts therefrom or in respect thereof, but excluding (x) any servicing fees and any other fees and reimbursements owed to a third-party Servicer pursuant to the terms of the related Servicing Agreement, or (y) any other third party fees, expenses, costs or reimbursements due with respect to such Underlying Asset.

“Indebtedness” means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; and (i) Indebtedness of general partnerships of which such Person is a general partner; provided, however, that “Indebtedness” shall not include Non-Recourse Debt.

“Indemnified Taxes” or “Indemnified Tax” means (a) taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller Parties hereunder or under any Program Agreement and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Ineligible Asset” has the meaning set forth in the Pricing Side Letter for such term.

“Interest Collection Account” means the account established in connection with the transactions contemplated hereby at Bank, by and in the name of Buyer, into which all Income, other than Income consisting of Principal Payments or Ancillary Income, shall be deposited.

“Initial REO Subsidiary” has the meaning specified in the preamble of this Agreement.

“Interest Reserve Account” means an account established in connection with the transactions contemplated hereby at Bank, by and in the name of Buyer, into which all Interest Reserve Amounts shall be deposited. Buyer may, in its sole discretion, establish the Interest Reserve Account as either (a) a sub-account of a Collection Account, or (b) a separate reserve amount maintained in a Collection Account that is segregated therefrom by accounting.

“Interest Reserve Amount” means, with respect to each Pricing Period, an amount equal to the product of (a) three (3) times (b) the expected Price Differential to be accrued with respect to such Pricing Period, as determined by Buyer in its discretion.

“Interest Reserve Trigger Event” has the meaning set forth in the Pricing Side Letter for such term.

“Lien” means any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Liquidation Proceeds” means all amounts paid in respect of any disposition of a Mortgaged Property, whether by sale, securitization, liquidation, assignment or otherwise, net of reasonable direct costs and expenses incurred by Seller in connection with such disposition, which costs and expenses shall be documented and provided to Buyer upon the reasonable request of Buyer.

“Loan Agreement” means each loan agreement entered into between Seller (as the initial lender thereunder or by way of assignment from the applicable originator) and a Mortgagor from time to time, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Amount” means the maximum amount permitted to be advanced by Seller to a Mortgagor under the terms of the related Loan Agreement.

“Loan Documents” means, with respect to an Underlying Asset, the related Loan Agreement and each other “loan document” (or other similar term) as such term is defined in such Loan Agreement (or any other document entered into by the related Mortgagor or any sponsor thereof in connection with such Loan Agreement), all of which shall be included in the related Mortgage File to be delivered to the Custodian pursuant to the terms of the Custodial Agreement, the forms of which have been reviewed and approved by Buyer on or prior to the related Purchase Date.

“Loan to Cost Ratio” or “LTC” means, with respect to any Underlying Asset (other than a Permitted REO Asset), the ratio of (a) the maximum Mortgage Note amount as reflected in the related Mortgage Note to (b) an amount equal to the sum of (i) the acquisition price for the related Mortgaged Property and (ii) the aggregate amount of all actual, verified and projected construction, rehabilitation, renovation or soft (i.e., interest reserve) costs actually or expected to be incurred with respect to the related Mortgaged Property utilized in connection with the origination of such Mortgage Loan; provided, however, any actual construction, rehabilitation, renovation or soft (i.e., interest reserve) costs incurred with respect to a Mortgaged Property shall be subject to verification by Buyer in its sole discretion.

“Loan to Value Ratio” or “LTV” means with respect to any first lien Mortgage Loan, the ratio of the original outstanding principal amount of such Mortgage Loan (excluding the portion of such Mortgage Loan attributable to construction, rehabilitation or renovation costs and expenses) to the As-Is Value.

“Mandatory Early Repurchase” has the meaning specified in Section 4(f) hereof.

“Mandatory Early Repurchase Date” has the meaning specified in Section 4(f) hereof.

“Margin Base” means, as of any date of determination, the aggregate Asset Margin Base of all Underlying Assets subject to Transactions.

“Margin Call” has the meaning specified in Section 6(a) hereof.

“Margin Deficit” has the meaning specified in Section 6(a) hereof.

“Material Adverse Effect” means a material adverse effect on or material adverse change in or to (a) the property, assets, business, operations, financial condition, prospects or credit quality of a Seller Party and its subsidiaries taken as a whole, (b) the ability of a Seller Party to pay and perform its respective obligations under the Program Agreements to which it is a party, (c) the validity, legality, binding effect or enforceability of any Program Agreement, Record, Purchased Asset, Underlying Asset or security interest granted hereunder or thereunder, (d) the rights and remedies of Buyer or any Indemnified Party under any Program Agreement, the Purchased Assets or the Underlying Assets, or (e) the perfection or priority of any Lien granted under any Program Agreement.

“Maximum Aggregate Purchase Price” has the meaning set forth in the Pricing Side Letter for such term.

“Monthly Payment” means the scheduled monthly payment of interest on a Mortgage Loan.

“Mortgage” means each mortgage, assignment of rents, security agreement and fixture filing, deed of trust, deed to secure debt, or similar instrument creating and evidencing a Lien on real property and other property and rights incidental thereto.

“Mortgage File” means, with respect to any Underlying Asset, all documents, instruments or agreements relating to such Underlying Asset including, without limitation, (i) the related Loan Documents, (ii) all other documents, instruments or agreements required by the Underwriting Guidelines or applicable Requirements of Law to be executed and/or delivered by or to the Mortgagor on the Origination Date of such Mortgage Loan, (iii) any documents, instruments, reports (including any title reports or commitments), verifications, confirmations, statements, appraisals, applications, surveys, tax returns, certifications, analyses or other records delivered to the applicable Approved Originator by the related Mortgagor or prepared by the applicable Approved Originator or an agent thereof in connection with the evaluation and underwriting of Mortgagor or the related Mortgaged Property (or REO Property, as applicable) or the evaluation and appraisal of the Mortgaged Property (or REO Property, as applicable), and (iv) with respect to any Permitted REO Asset, the related REO Deed in favor of the REO Subsidiary and the REO Subsidiary Certificate.

“Mortgage Interest Rate” means the rate of interest borne on a Mortgage Loan in accordance with the terms of the related Mortgage Note.

“Mortgage Loan” means a fixed or adjustable-rate mortgage loan which is evidenced by a Mortgage Note where each advance thereunder is secured by a Mortgage on the related Mortgaged Property or Properties. No other type of Mortgage Loan shall be contributed to a Trust Interest that is purchased by Buyer hereunder.

“Mortgage Loan Purchase Agreement” shall mean the Flow Mortgage Loan Purchase and Sale Agreement dated as of the date hereof, between the Guarantor and Rithm Loan Aggregation Trust, a Delaware statutory trust.

“Mortgage Loan Schedule” means with respect to any Transaction as of any date, a mortgage loan schedule in the form of a computer tape or other electronic medium generated by Seller and delivered to Buyer, which provides information relating to the Underlying Assets in a format acceptable to Buyer.

“Mortgage Note” means the original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a Mortgage Loan on a form reasonably acceptable to Buyer, which Mortgage Note is secured by a Mortgage on the related Mortgaged Property or Properties.

“Mortgaged Property” means each real property securing repayment of the debt evidenced by a Mortgage Note.

“Mortgaged Property Release” means the release of one or more Mortgaged Properties from the related Mortgage collateralizing an Underlying Asset.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“Negative Amortization” means the portion of interest accrued at the Mortgage Interest Rate in any month that exceeds the Monthly Payment on the related Mortgage Loan for such month and, pursuant to the terms of the Mortgage Note, is added to the principal balance of the Mortgage Loan.

“Non-Recourse Debt” means, with respect to any Person, Indebtedness under a collateralized loan obligation transaction or other similar securitization transaction payable solely from the assets pledged to secure such transaction and with respect to which no purchaser or creditor under such transaction has direct or indirect recourse to such Person (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, Acts of Insolvency, non-approved transfers or other customary non-recourse carveout events) if such assets are inadequate or unavailable to pay off such transaction, and such Person effectively has no obligation to directly or indirectly pay any such deficiency.

“Obligations” means (a) all of Seller’s indebtedness, obligations to pay the Repurchase Price on the Repurchase Date, the Price Differential on each Remittance Date, and other obligations and liabilities, to Buyer, its Affiliates, any depository bank, the Trustee, the Bank or the Custodian arising under, or in connection with, the Program Agreements, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer in order to preserve any Purchased Asset, Underlying Asset or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Asset, Underlying Asset, or of any exercise by Buyer of its rights under the Program Agreements, including, without limitation, attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer, any depository bank and/or the Custodian or all three pursuant to the Program Agreements.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Officer’s Compliance Certificate” means a certificate of a corporate officer of Guarantor in the form of Exhibit A hereto.

“Origination Date” means the date on which the Mortgage Note and Loan Documents with respect to a Mortgage Loan were executed and delivered.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar taxes or any excise, sales, goods and services or transfer taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Program Agreement, except any such taxes with respect to any Buyer or other recipient of any payment hereunder imposed as a result of a present or former connection between such Buyer or other recipient and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof (other than connections arising from Buyer or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced under this Agreement or any Program Agreement, or sold or assigned an interest in any Purchased Asset or Underlying Asset).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Permitted Delinquent Asset” means a Permitted Delinquent Loan or a Permitted REO Asset.

“Permitted Delinquent Asset Advance Fee” has the meaning set forth in the Pricing Side Letter for such term.

“Permitted Delinquent Asset Conversion Date” means the date on which a Mortgage Loan first becomes subject to a Transaction as a Permitted Delinquent Asset.

“Permitted Delinquent Loan” means an Underlying Asset approved by Buyer in its sole discretion with respect to which the related Mortgagor is more than sixty (60) days delinquent in the payment of any applicable scheduled Monthly Payment.

“Permitted Delinquent Taxes” means delinquent real property taxes (a) that are not yet delinquent by more than thirty (30) days, and (b) for which no proceedings have been commenced to foreclose the related Lien.

“Permitted Encumbrances” means (a) with respect to a Mortgaged Property (or REO Property, as applicable), the Lien of taxes and assessments not yet delinquent or that are being contested in good faith by appropriate proceedings; (b) with respect to a Mortgaged Property (or REO Property, as applicable), covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan; (c) with respect to a Mortgaged Property (or REO Property, as applicable), other matters to which like properties are commonly subject that do not materially and adversely interfere with the benefits of the security intended to be provided by the Mortgage, if any, or the use, enjoyment, value or marketability of such Mortgaged Property (or REO Property, as applicable); (d) with respect to a Mortgaged Property (or REO Property, as applicable), Permitted Delinquent Taxes, (e) Liens of any depositary institution of any account subject to a Deposit Account Control Agreement arising under such Deposit Account Control Agreement or under applicable law, and (f) any Liens in favor of the Buyer.

“Permitted Modification” means any amendment or waiver of, or modification or supplement to, a Mortgage Note or the related Loan Documents governing a Mortgage Loan (a) executed or effected on or after the Purchase Date for such Mortgage Loan associated with the day-to-day administration of the Mortgage Loan, the correction of clerical errors, the extension of maturity date up to one hundred twenty (120) days, the waiver of default interest or late fees, and modification of notice address, or (b) as otherwise approved by Buyer in its sole discretion.

“Permitted REO Asset” means, with respect to any Underlying Asset for which a Realization Event has been completed in accordance with Section 39 hereof, the REO Subsidiary Certificate with respect to the REO Subsidiary that holds legal title to the related REO Property.

“Person” means an individual, partnership, corporation (including a business trust or statutory trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Pledge Agreement” means that certain Guaranty and Pledge Agreement, dated as of the date hereof, entered into by the Trustee on behalf of the Trust in favor of Buyer, as may be amended, restated, supplemented or otherwise modified from time to time.

“Pledged Assets” shall have the meaning set forth in the Pledge Agreement.

“Post Default Rate” has the meaning set forth in the Pricing Side Letter for such term.

“Power of Attorney” means each Power of Attorney dated as of the Effective Date executed by the Seller or Trustee on behalf of the Trust in favor of the Buyer in the form attached hereto as Exhibit B.

“Price Differential” means for any Pricing Period or portion thereof and (a) for any Transaction outstanding, the sum of the products, for each day during such Pricing Period or portion thereof, of (i) 1/360th of the applicable Pricing Rate in effect for the Purchased Asset (and related Underlying Assets) subject to such Transaction during such Pricing Period, times (ii) the outstanding Purchase Price for such Purchased Asset (and related Underlying Assets) subject to such Transaction, or (b) for all Transactions outstanding, the sum of the amounts calculated in accordance with the preceding clause (a) for all Transactions.

“Pricing Period” means (a) in the case of the first Remittance Date, the period beginning on and including the initial Purchase Date through (and including) the last day of the immediately preceding calendar month, and (b) in the case of any subsequent Remittance Date, the period beginning on and including the first day of the immediately preceding calendar month through (and including) the last day of the immediately preceding calendar month.

“Pricing Rate” means, for any Pricing Period, a rate per annum equal to the sum of (a) the greater of (i) the Floor and (ii) the Benchmark, plus (b) the Applicable Margin; provided, however, upon the occurrence and during the continuance of an Event of Default, the Pricing Rate shall be the Post Default Rate.

“Pricing Rate Reset Date” means, with respect to any Transaction, (a) in the case of the first Pricing Period, the Purchase Date for such Transaction, and (b) in the case of any subsequent Pricing Period, the first day of each succeeding calendar quarter (i.e., January 1, April 1, July 1 and October 1).

“Pricing Side Letter” means that certain Pricing Side Letter, dated as of the Effective Date, between Buyer and Seller, as the same may, from time to time thereafter, be amended, restated, supplemented or otherwise modified.

“Principal Collection Account” means the account established in connection with the transactions contemplated hereby at Bank, by and in the name of Buyer, into which all Income consisting of Principal Payments shall be deposited.

“Principal Payment” means with respect to any Underlying Asset at any time until repurchased by Seller, any principal received thereon or in respect thereof and all Liquidation Proceeds, receipts, recoveries, proceeds (including insurance and condemnation proceeds) or other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of the related Mortgaged Properties (or REO Properties, as applicable).

“Program Agreements” means, collectively, this Agreement, each Servicing Agreement, each Servicer Notice and Agreement, the Custodial Agreement, the Pricing Side Letter, the Guaranty, the Pledge Agreement, the Residual Pledge Agreement, the Trust Agreement, the Mortgage Loan Purchase Agreement, the Accession Agreement, any Deposit Account Control Agreement, any Transaction Request, each Power of Attorney and any other agreement entered into in connection herewith between Buyer and Seller and/or its Affiliates.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” means, with respect to (i) the initial Transaction, the date on which Purchased Assets are transferred by Seller to Buyer or its designee, and (ii) for each subsequent Transaction, the date on which (a) additional Underlying Mortgage Loans or Future Advance Purchases are allocated to a Purchased Asset and made subject to a Transaction hereunder or (b) any Permitted REO Assets become subject to a Transaction hereunder.

“Purchase Price” means, (i) with respect to each Purchased Asset, the amount paid by Buyer to Seller for such Purchased Asset (in the case of Underlying Mortgage Loans, calculated with respect to each Underlying Mortgage Loan allocated to such Purchased Asset) in connection with the related Transaction, which amount shall be set forth in the related Transaction Request and (ii) with respect to all of the Purchased Assets, the sum of the Purchase Prices for all Purchased Assets (in the case of Underlying Mortgage Loans, calculated with respect to each Underlying Mortgage Loan allocated to each such Purchased Asset) and subject to Transactions. As used herein, the “outstanding” Purchase Price means the Purchase Price, as may be (a) reduced by payments received by Buyer pursuant to the terms hereof, including pursuant to Sections 4, 6 and 7, or (b) increased pursuant to the terms of Section 3(d). The Purchase Price shall increase by any Future Advance Purchase pursuant to Section 3(f).

“Purchase Price Increase” means an increase in the Purchase Price for the Purchased Asset relating to (i) a Future Advance Purchase or (ii) Buyer’s agreement, in its sole and absolute discretion, to transfer additional Purchase Price to Seller in connection with the contribution of additional Underlying Mortgage Loans and/or Future Advance Underlying Mortgage Loans to the Trustee on behalf of the Trust. The Future Advance Purchase and/or contribution of Underlying Assets and Future Advance Underlying Mortgage Loans to the Trust and corresponding increase in value of the Trust Interests shall be used to determine a Purchase Price Increase with respect to such Trust Interests pursuant to the definition of Purchase Price and such Purchase Price Increase shall be added to the Purchase Price with respect to such Trust Interests, as applicable, for purposes of determining the outstanding Purchase Price hereunder.

“Purchased Assets” means (i) the Trust Certificate (representing the Trust Interests (representing the beneficial interest in the Underlying Mortgage Loans)) and (ii) the Permitted REO Assets that, in each case, are sold by Seller to Buyer in a Transaction, as listed on the related Mortgage Loan Schedule attached to the related Transaction Request, including the related Mortgage Files which the Custodian has been instructed to hold pursuant to the Custodial Agreement.

“Qualified Insurer” means an insurance company duly authorized and licensed where required by law to transact insurance business.

“Realization Event” has the meaning specified in Section 39 hereof.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller, Servicer or any other person or entity with respect to Underlying Assets. Records shall include the Mortgage Notes, any Mortgages and the Mortgage Files related to the Underlying Asset, the credit files related to the Underlying Asset and any other instruments necessary to document or service a Mortgage Loan.

“Reference Time” means, with respect to any setting of the then-current Benchmark, (1) if such Benchmark is Term SOFR, the time set forth in the definition of Term SOFR, and (2) if such Benchmark is not Term SOFR, the time determined by Buyer in accordance with the Benchmark Replacement Conforming Changes.

“Refurbishment Loan Amounts” means, with respect to any Construction Escrow Mortgage Loan, any future advances, escrows or holdbacks made in connection with the origination of the related Underlying Mortgage Loan and advanced in increments as certain benchmarks of construction, renovation or rehabilitation work by the related Mortgagor of the related Mortgaged Property securing such Underlying Mortgage Loan are completed in accordance with the terms of the Loan Documents (to the extent that the terms of the Loan Documents provide for such future advances, escrows or holdbacks).

“Related Credit Enhancement” has the meaning specified in Section 34 hereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York or any successor thereto.

“Remittance Date” has the meaning set forth in the Pricing Side Letter for such term.

“Remittance Report” means a report containing servicing payment information, with respect to the Underlying Assets serviced by Seller or any Servicer for the immediately prior month or months (or any portion thereof), as applicable, including, without limitation, those fields acceptable to Buyer, on a loan-by-loan basis and in the aggregate.

“REO Deed” means the legal document or instrument required by the law of the jurisdiction in which the REO Property is located evidencing the fee interest in the REO Property.

“REO Joinder Agreement” means a joinder agreement pursuant to which an additional REO Subsidiary becomes party to this Agreement and the Pricing Side Letter in form and substance acceptable to Buyer in all respects.

“REO Property” means any Mortgaged Property with respect to which a Realization Event has been completed.

“REO Subsidiary” and “REO Subsidiaries” have the meaning specified in the preamble of this Agreement and shall include on a joint and several basis each other Person that becomes a party hereto as an Additional REO Subsidiary pursuant to an REO Joinder Agreement.

“REO Subsidiary Certificate” means, with respect to any REO Subsidiary, a certificate evidencing 100% of the REO Subsidiary Interests in such REO Subsidiary.

“REO Subsidiary Interests” means, with respect to any REO Subsidiary, any and all of the Capital Stock in such REO Subsidiary, including, without limitation, (i) all its rights to participate in the operation or management of such REO Subsidiary; (ii) all its rights to properties, assets, interests and distributions under the related Governing Documents in respect of such shares of limited liability company interest, (iii) all accounts receivable arising out of the related Governing Documents; (iv) all general intangibles arising out of the related Governing Documents; and (v) to the extent not otherwise included, all proceeds of any and all of the foregoing (including within proceeds, whether or not otherwise included therein, any and all contractual rights of the applicable Seller under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of such REO Subsidiary).

“Reporting Date” has the meaning set forth in the Pricing Side Letter for such term.

“Repurchase Assets” has the meaning set forth in Section 34.

“Repurchase Date” means the date occurring (either with respect to the Purchased Asset and all Underlying Assets, or solely with respect to the applicable Underlying Asset(s), as applicable) on the earliest of (a) the Termination Date, (b) the date determined by application of Section 15, (c) any Mandatory Early Repurchase Date relating to the contributory value of the applicable Underlying Asset to the Asset Margin Base being reduced to zero, (d) the date on which such Trust Interest is not an Eligible Trust Interest or such Underlying Asset is not an Eligible Underlying Asset, (e) the date determined pursuant to Section 4 hereof, (f) with respect to any Permitted Delinquent Asset, the date that is two (2) years after the Permitted Delinquent Asset Conversion Date or (g) any other date on which Seller repurchases a Purchased Asset or Underlying Asset pursuant to the terms of this Agreement.

“Repurchase Price” means the price at which Seller is to repurchase the Purchased Assets or obtain the release of Underlying Assets subject to a Transaction from Buyer, on the Repurchase Date or at any other time specified in this Agreement, which will be determined in each case as the sum of the outstanding Purchase Price for such Purchased Asset or Underlying Assets, as applicable, and the accrued but unpaid Price Differential as of the date of such determination and any fees and expenses charged by Buyer and payable by Seller as set forth in the Pricing Side Letter (including any custodial fees) with respect to such Purchased Assets or Underlying Assets, less, without duplication and for clarity, any principal payments received by Buyer with respect to such Underlying Asset, including pursuant to Section 7 and any Margin Deficit amounts paid by Seller pursuant to Section 6.

“Requirements of Law” means, with respect to any Person or property or assets of such Person and as of any date, all of the following applicable thereto as of such date: each Governing Document and all existing and future laws, statutes, rules, regulations, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including environmental laws, ERISA, Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, regulations of the Board of Governors of the Federal Reserve System, and laws, rules and regulations relating to usury, licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other Governmental Authority.

“Reserve Account” means, with respect to an Underlying Asset, each account, if any, established at the related depository bank, by and in the name of a Seller or the Servicer, into which any interest, funded future advance, escrow (other than escrows for taxes and insurance) or other holdback amounts with respect to the applicable Underlying Assets shall be deposited.

“Residual Pledge Agreement” means that certain Residual Pledge Agreement, dated as of the date hereof, entered into by Rithm Loan Aggregation Trust, in favor of Buyer, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Responsible Officer” means as to any Person, (a) the manager, president, chief executive officer or, with respect to financial matters, the chief financial officer of such Person; and (b) such other officers or other representative of such Person as may be selected by Seller with notice to Buyer in writing.

“Sale Proceeds” means, with respect to the sale of a Mortgaged Property (or REO Property, as applicable) or an Underlying Asset, the net amounts paid in respect of the disposition of such Mortgaged Property (or REO Property, as applicable) or Underlying Asset after payment of customary and reasonable costs of such sale, which amounts shall be remitted directly to the applicable Collection Account.

“Sanction” or “Sanctions” means, individually and collectively, any and all economic or financial sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other Governmental Authority with jurisdiction over Seller Party or any of their Affiliates.

“Sanctioned Target” means any Person, group, sector, territory, or country that is the target of any Sanctions, including without limitation, any legal entity that is deemed to be the target of any Sanctions based upon the direct or indirect ownership or control of such entity by any other Sanctioned Target(s).

“Seller” has the meaning specified in the preamble of this Agreement.

“Seller Party” means each of Seller, each REO Subsidiary, if applicable, and Guarantor, or all of the foregoing, as the context requires.

“Seller’s Operating Account” means, for Seller, the operating account identified in the Pricing Side Letter and established in the name of Seller into which Buyer will remit the Purchase Price in accordance with Sections 3(d) and (e).

“Servicer” has the meaning set forth in the Pricing Side Letter for such term.

“Servicer Notice and Agreement” means each servicer notice or letter agreement, executed by Buyer, Seller and REO Subsidiary, as applicable, and a Servicer, in form and substance acceptable to Buyer in all respects.

“Servicing Agreement” means any asset management agreement, servicing agreement or sub-servicing agreement entered into by Guarantor or its Affiliate and a Servicer with respect to Underlying Assets.

“Servicing Rights” means, with respect to the Underlying Assets, all right, title and interest in and to any and all of the following: (a) rights to service and collect and make all decisions with respect to the Underlying Assets and any REO properties, (b) amounts received by any Person for servicing the Underlying Assets and REO properties, (c) late fees, penalties or similar payments with respect to the Underlying Assets and REO properties, (d) agreements and documents creating or evidencing any such rights to service, documents, files and records relating to the servicing of the Underlying Assets and REO properties, and rights of Seller or any other Person thereunder, (e) escrow, reserve and similar amounts with respect to the Underlying Assets and REO properties, if any, (f) rights to appoint, designate and retain any other servicers, sub-servicers, special servicers, agents, custodians, trustees and liquidators with respect to the Underlying Assets and REO properties, and (g) accounts and other rights to payment related to the Underlying Assets and REO properties.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Special Purpose Entity” means a Person, other than an individual, which is formed or organized solely for the purpose of holding, directly or indirectly, an ownership interest in one or more Trust Interests or Underlying Assets, does not engage in any business unrelated to the Underlying Assets, does not have any assets other than as otherwise expressly permitted by this Agreement or the other Program Agreements, has its own separate books and records and will not commingle its funds in each case which are separate and apart from the books and records of any other Person, and is subject to all of the limitations on the powers set forth in the Governing Documents of such Person as in effect on the date hereof, and holds itself out as a Person separate and apart from any other Person and otherwise complies with all of the covenants set forth in Section 13(cc) hereof in all material respects, in each case, except as prohibited by Requirements of Law.

“Term SOFR” means, with respect to any Transaction for any day, the Term SOFR Reference Rate for a tenor of three (3) months, as such rate is published by the Term SOFR Administrator for such day at 6:00 a.m. (New York City time); provided, however, if as of 5:00 p.m. (New York City time) on the applicable Pricing Rate Reset Date, the Term SOFR Reference Rate for the foregoing tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Buyer in its sole discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Term SOFR Transaction” means any Transaction with respect to which the Pricing Rate is determined with reference to Term SOFR.

“Termination Date” means the earliest to occur of (a) the date that Buyer has declared an Event of Default pursuant to Section 15(a) hereof (or a date on which an Event of Default as described in Section 14(d) has occurred), (b) any date on which the Funding Period has expired and no Transactions are then outstanding and (c) six (6) months after the date on which the Funding Period has expired.

“Transaction” has the meaning specified in Section 1 hereof.

“Transaction Request” means a request from Seller to Buyer, in a form acceptable to Buyer in its sole discretion, to enter into a Transaction or to request Excess Funds.

“Transfer Documents” means, with respect to any Trust Interests, all applicable documents necessary to transfer all of Seller’s right, title and interest in such Trust Interests to Buyer in accordance with the terms of this Agreement and the Trust Agreement.

“Trust” means R-Home Pass-Through Trust RTL-C, a New York common law trust.

“Trust Agreement” means that certain Pass-Through Trust Agreement, dated as of the date hereof, by and among Trustee, Seller and Guarantor, as the same may be amended, supplemented or otherwise modified from time to time.

“Trust Certificate” shall mean the original trust certificate that is executed and delivered pursuant to the Trust Agreement evidencing 100% of the beneficial interests in the Trust.

“Trust Interests” shall mean any and all beneficial interests in the Trust, including, without limitation, the beneficial interests in the Underlying Mortgage Loans and all rights to participate in the operation or management of the Trust and all rights to properties, assets, trust interests and distributions pursuant to the terms of the Trust Agreement in respect of such trust interests. “Trust Interests” also include all accounts receivable and general intangibles arising out of the Trust Agreement, and, to the extent not otherwise included, all proceeds of any and all of the foregoing (including within proceeds, whether or not otherwise included therein, any and all contractual rights of in, to and under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of the Trust).

“Trust Receipt” means any trust receipt or certification and related exception report issued by the Custodian pursuant to the Custodial Agreement.

“Trustee” means U.S. Bank Trust Company, National Association not in its individual capacity, but solely as trustee in respect of the Trust, and its permitted successors and assigns.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the Benchmark Replacement Adjustment with respect thereto.

“Underlying Asset” means any Underlying Mortgage Loan and/or any Permitted REO Asset that is subject to a Transaction.

“Underlying Mortgage Loan” means a Mortgage Loan, the legal title to which is held by the Trustee on behalf of the Trust and which Mortgage Loan (x) is listed on the related Mortgage Loan Schedule and (y) includes the related Mortgage Files for which the Custodian has been instructed to hold pursuant to the Custodial Agreement.

“Underwriting Guidelines” means the standards, procedures and guidelines of Seller for originating or acquiring Mortgage Loans, or Seller approved originator guidelines, in either case, as set forth in the written policies and procedures of Seller or the related Approved Originators, that were previously provided to Buyer and such other guidelines as are identified and approved in writing by Buyer, which approval will not be unreasonably withheld, conditioned or delayed. Seller shall provide updated Seller guidelines and/or Approved Originator guidelines to Buyer and Buyer shall approve (acting reasonably) such updated guidelines prior to entering into Transactions under such updated guidelines.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“United States Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Unwind Rights” means, with respect to the Trust, Buyer’s right after the occurrence of an Event of Default to (i) unilaterally dissolve, wind up, liquidate, call or otherwise terminate the Trust and (ii) acquire or liquidate, transfer or otherwise dispose of (either directly or by instructing the Trustee pursuant to the terms of the Trust Agreement) the related Underlying Mortgage Loans (or the interests of the Trustee on behalf of the Trust in such Underlying Mortgage Loans), in each case, without any further action or approval by any Seller Party or the Trustee.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 10(g)(ii)(b) hereof.

“Utilization Threshold Trigger Event” has the meaning set forth in the Pricing Side Letter for such term.

(b)            Headings are for convenience only and do not affect interpretation. The singular includes the plural and conversely. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a Section, Subsection, Paragraph, Subparagraph, Clause, Annex, Schedule or Exhibit is, unless otherwise specified, a reference to a Section, Subsection, Paragraph, Subparagraph or Clause of, or Annex, Schedule or Exhibit to, this Agreement, all of which are hereby incorporated herein by this reference and made a part hereof. The word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.” The words “will” and “shall” have the same meaning and effect. A reference to day or days without further qualification means calendar days. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed in accordance with GAAP, and all accounting determinations, financial computations and financial statements required hereunder shall be made in accordance with GAAP, without duplication of amounts, and on a consolidated basis with all subsidiaries. If at any time any change in GAAP would affect the computation of any covenant (including the computation of any financial covenant) set forth in this Agreement or any other Program Agreement, Seller and Buyer shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of GAAP prior to such change and (ii) Seller shall provide to Buyer a written reconciliation in form and substance satisfactory to Buyer, between calculations of such covenant made before and after giving effect to such change in GAAP. Any definition of or reference to any agreement (including any Program Agreement), instrument or other document shall be construed as referring to such agreement, instrument or other document as amended, supplemented, modified and/or restated from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Program Agreement) and shall include all exhibits, schedules, annexes and other attachments thereto. Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

3.            Program; Initiation of Transactions

(a)            From time to time during the Funding Period, in the sole discretion of Buyer, Buyer may enter into Transactions with Seller and subsequent increases (including Future Advance Purchases) (and corresponding decreases, as applicable) in the Purchase Price thereof in connection with subsequent Transactions relating (i) to the contribution of additional Underlying Mortgage Loans into the Trust or (ii) Buyer’s purchase from the Seller of Purchased Assets consisting of Permitted REO Assets. This Agreement is not a commitment by Buyer to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller. Seller hereby acknowledges that (i) Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement and (ii) with respect to any Underlying Asset for which less than the full principal amount has been funded by Seller as of the Purchase Date therefor, Buyer’s agreement to enter into a Transaction with respect to such Underlying Asset on such Purchase Date shall in no way obligate Buyer to make any additional advance with respect thereto unless Buyer agrees, in its sole and absolute discretion, to make such additional advance in accordance with this Agreement. All Underlying Assets proposed to be sold by Seller to Buyer or contributed to the Trustee on behalf of the Trust shall exceed or meet the Underwriting Guidelines and shall be serviced by Servicer on behalf of Buyer or Trustee on behalf of the Trust for the benefit of Buyer, as applicable. No Transaction shall be entered into if (i) any Margin Deficit, Default or Event of Default exists or would exist as a result of such Transaction; (ii) the Repurchase Date for the Purchased Assets or Underlying Assets subject to such Transaction would be later than the Termination Date; or (iii) after giving effect to such Transaction, the Aggregate Purchase Price then outstanding would exceed the Maximum Aggregate Purchase Price.

(b)           With respect to each Transaction, the Seller shall provide notice of a proposed sale and comply with the procedures set forth in this Agreement. Following receipt of such request, Buyer may enter into such requested Transaction or may notify Seller of its intention not to enter into such Transaction for any reason. Seller may request a Transaction hereunder on any Business Day during the Funding Period by delivering to Buyer a Transaction Request, which Transaction Request must be received by Buyer prior to 10:00 a.m. (New York City time) at least two (2) Business Days prior to the requested Purchase Date (or such later time as agreed to by the Buyer); provided, that such proposed Purchase Date shall be no earlier than two (2) Business Days after the Origination Date of the related Mortgage Loan. Upon receipt of a Transaction Request, Buyer may, upon satisfaction of all applicable conditions precedent set forth in Section 9 hereof and provided that no Default or Event of Default shall have occurred and be continuing, enter into such Transaction with Seller on the requested Purchase Date.

(c)           In the event that Seller requires the return of any Collateral Documents, upon its execution of a release pursuant to the terms of the Custodial Agreement, Buyer may authorize the Custodian to deliver any Collateral Documents to Seller for correction pursuant to the terms of the Custodial Agreement. The Seller shall be fully liable for any failure or delay in the return or handling of any documents delivered to Seller in accordance with the terms of such release.

(d)           Upon the satisfaction of the applicable conditions precedent set forth in Section 9 hereof, all of the Seller’s right, title and interest in the Purchased Assets shall pass to Buyer, subject to the terms of this Agreement, on the Purchase Date, upon the transfer of the Purchase Price to such Seller. The Purchased Assets shall be sold by the applicable Seller to Buyer on a servicing-released basis. Upon transfer of the Purchased Assets to Buyer as set forth in this Section and until termination of any related Transactions as set forth in Section 4 or 15 of this Agreement, ownership of each Purchased Asset, including each document in the related Mortgage File and Records, is vested in Buyer subject to the terms of this Agreement.

(e)            In connection with the release of any Refurbishment Loan Amount, Buyer may, in its sole discretion, agree to increase the Purchase Price with respect to the Purchased Asset relating to such Underlying Asset upon receipt of the related evidence required under Section 9(c) and satisfaction of the applicable conditions precedent in Section 9(b).

(f)            Subject to Section 6 of this Agreement, at any time prior to the Repurchase Date, in the event a future advance is to be made pursuant to the Loan Documents with respect to a Future Advance Underlying Mortgage Loan, Seller may submit to Buyer a request, in the form of a Transaction Request, that Buyer transfer cash to Seller in an amount not to exceed the applicable Asset Margin Base, multiplied by the amount of such future advance (a “Future Advance Purchase”), which Future Advance Purchase shall increase the outstanding Purchase Price for the Eligible Trust Interest relating to such Future Advance Underlying Mortgage Loan. Buyer may, in its sole discretion, transfer cash to Seller as provided in this Section 3(f) (and in accordance with the wire instructions provided by Seller in such request) on the date requested by Seller, which date shall be no earlier than two (2) Business Days including the Business Day on which Buyer reasonably determines that the conditions precedent to Buyer’s determination to make any Future Advance Purchase as set forth in this Section 3(f) have been satisfied (or, in Buyer’s sole discretion, waived). Each Future Advance Purchase shall be deemed uncommitted in accordance with the terms specified in Section 3(a). It shall be a condition to Buyer’s determination to make any Future Advance Purchase that:

(i)             no Margin Deficit, Default or Event of Default has occurred and is continuing or will result from the funding of such Future Advance Purchase;

(ii)            no circumstance shall exist or event have occurred resulting in a Material Adverse Effect;

(iii)           the funding of the Future Advance Purchase will not cause the aggregate outstanding Purchase Price of all Purchased Assets to exceed the Maximum Aggregate Purchase Price;

(iv)          the Future Advance Purchase will not cause the Purchase Price of the Eligible Trust Interest relating to the applicable Future Advance Underlying Mortgage Loan to exceed any relevant Concentration Sublimit;

(v)           Seller shall have demonstrated to Buyer’s reasonable satisfaction that all conditions to the future advance under the Loan Documents have been satisfied or waived;

(vi)           previously or simultaneously with Buyer’s funding of the Future Advance Purchase, Seller shall have funded or caused to be funded to the Mortgagor (or to an escrow agent or as otherwise directed by the Mortgagor) the amount of such Future Advance Purchase in respect of such Future Advance Underlying Mortgage Loan; and

(vii)         if Seller shall have established and fully funded a holdback account for each such Future Advance Underlying Mortgage Loan with all amounts necessary to fund the maximum borrowings under such loan, such holdback account shall be transferred to the Trustee on behalf of the Trust and if the loan permits future advances, all rights relating to such future advances shall be transferred to the Trustee on behalf of the Trust as they are made.

4.            Repurchase

(a)           Seller shall repurchase the related Purchased Assets and/or related Underlying Assets (or portions thereof relating to individual Mortgaged Properties) from Buyer on each related Repurchase Date at the related Repurchase Price (or allocable portion thereof in connection with a Mortgaged Property Release). Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Underlying Asset (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price (or allocable portion thereof in connection with a Mortgaged Property Release) for such Underlying Asset on each related Repurchase Date with any excess remitted to Seller unless a Default or Event of Default has occurred). Seller is obligated to repurchase and take physical possession of the Purchased Assets (and the related Underlying Assets) from Buyer or its designee (including the Custodian) at Seller’s expense on the related Repurchase Date.

(b)           Seller may terminate any Transaction or portion thereof with respect to any or all Purchased Asset or individual Underlying Assets or Mortgaged Properties related thereto and repurchase such Purchased Assets (or portions thereof) and the related Underlying Assets on any date prior to the Repurchase Date (an “Early Repurchase Date”); provided, that;

(1)            Seller notifies Buyer at least two (2) Business Days before the proposed Early Repurchase Date identifying the Underlying Asset(s) (or portions thereof) to be repurchased and Seller’s calculation of the Repurchase Price (or Allocated Repurchase Price, as applicable) thereof;

(2)            contemporaneously with such termination, Seller pays to Buyer via the applicable Collection Account (A) if such repurchase occurs prior to the occurrence of a Utilization Threshold Trigger Event, the related Repurchase Price (or Allocated Repurchase Price, as applicable), in full, or (B) if such repurchase occurs following the occurrence of a Utilization Threshold Trigger Event, the greater of (x) the related Repurchase Price (or Allocated Repurchase Price, as applicable) and (y) 100% of the Sale Proceeds with respect to such Underlying Asset (or portions thereof) or related Mortgaged Property;

(3)            unless Seller is repurchasing all Purchased Assets in full, Seller delivers a certificate from a Responsible Officer of Seller in form and substance satisfactory to Buyer certifying that no Margin Deficit, Default or Event of Default exists or would exist as a result of such repurchase;

(4)            [reserved];

(5)            Seller thereafter complies with Section 4(c) hereof;

(6)            in the case of a Mortgaged Property Release or the release of any individual REO Property, (x) either (1) except with respect to the release of an individual REO Property, Buyer shall have consented in writing to the release of such Mortgaged Property from the Underlying Asset or (2) such Mortgaged Property Release or release of such individual REO Property is required or permitted by the related Loan Documents, and (y) the related Underlying Asset is, after giving effect to the release of the repurchased Mortgaged Property or Mortgaged Properties (or individual REO Property, as applicable), in compliance with the applicable representations and warranties set forth on Schedule 1-A or 1-B hereto, as applicable; and

(7)            in connection with a Mortgaged Property Release or the release of such individual REO Property, Seller thereafter delivers to Buyer or the Custodian a copy of the updated Mortgage or partial release of Mortgage or REO Deed, as applicable, that will be delivered to the recording office for such Underlying Asset reflecting the removal of the released Mortgaged Property, and thereafter, a copy of the recorded Mortgage or partial release promptly upon receipt thereof from the applicable recording office.

Such early terminations and repurchases shall be limited to three (3) occurrences in any calendar week (excluding any Mandatory Early Repurchases or repurchase required pursuant to Section 15).

(c)            With respect to payments in full by the related Mortgagor of an Underlying Asset, Seller shall promptly (and in any event within one (1) Business Day) provide Buyer with a copy of a report from Servicer indicating that such Underlying Asset has been paid in full, and promptly remit to the applicable Collection Account the positive difference (if any) of the Repurchase Price due with respect to the Purchased Asset related to such Underlying Asset over the prepayment amount remitted to the applicable Collection Account pursuant to Section 7(d).

(d)            Upon Buyer receiving (i) prior the occurrence and continuation of an Event of Default, the related Repurchase Price or Allocated Repurchase Price, as applicable, or (ii) upon the occurrence and continuation of an Event of Default, the greater of (A) all Obligations allocable to the related Underlying Asset(s) and (B) all proceeds received with respect to the satisfaction, sale or other disposition of the related Underlying Asset (if applicable), in connection with the repurchase of a Purchased Asset (or the release of Underlying Assets allocable to such Purchased Asset), Buyer agrees to release any interest (including its ownership interest and any security interest) hereunder in such Purchased Asset and/or Underlying Assets, as applicable. Upon repurchase of all Purchased Assets and the payment in full of all of unpaid Obligations (other than unmatured indemnification Obligations), Seller may elect to terminate this Agreement without prepayment premium, fee or penalty, and Buyer shall deliver to Seller termination statements and other documents necessary or appropriate to evidence the termination of any Liens securing payment of the Obligations, all at the expense of Seller.

(e)            Buyer may, in its sole and absolute discretion, initiate the termination of the Funding Period by delivering six (6) months’ prior written notice of the termination of the Funding Period to Seller.

(f)            Upon written notice from Buyer to Seller that the Asset Margin Base with respect to any Underlying Asset has been reduced to zero, Seller shall repurchase such Underlying Asset in accordance with the timing set forth in Section 6(b) hereof (such repurchase, a “Mandatory Early Repurchase” and the date of such repurchase, a “Mandatory Early Repurchase Date”).

5.             Price Differential

Notwithstanding that Buyer and Seller intend that the Transactions hereunder be a sale to Buyer of the Purchased Assets, Seller shall pay to Buyer the accrued and unpaid value of the Price Differential for the preceding Pricing Periods on each Remittance Date. The Pricing Rate shall be reset on each Pricing Rate Reset Date.

6.             Margin Maintenance

(a)            Mortgaged Property Valuation:

(1)            On or prior to the Purchase Date relating to any Underlying Asset, Seller shall provide Buyer with (i) other than in the case of any Construction Escrow Mortgage Loan, either (A) an interior “as-is” Broker Price Opinion or (B) an Evaluation/Appraisal with respect to the related Mortgaged Property and (ii) the As-Is Value, After Rehabilitation Value, and “as-is” land value for each Underlying Asset, dated no more than six (6) months prior to the related Purchase Date.

(2)            With respect to each Underlying Asset that has been subject to a Transaction for more than three hundred sixty (360) days (or, with respect to each Underlying Asset that is a Permitted Delinquent Asset, more than six (6) months) from its Purchase Date (or since Seller’s last delivery of a new interior Broker Price Opinion or Evaluation/Appraisals pursuant to this clause (2)), Seller shall provide Buyer with (i) either (A) an interior “as-is” Broker Price Opinion or (B) an Evaluation/Appraisal with respect to the related Mortgaged Property and (ii) the As-Is Value, After Rehabilitation Value, and “as-is” land value for each Underlying Asset, in each case, dated no more than six (6) months prior to such delivery date, to be conducted by a vendor approved by Buyer and at Seller’s expense, whereupon the related Broker Price Opinion Value or Evaluation/Appraisal Value shall be evaluated by Buyer in Buyer’s commercially reasonable discretion to determine the Asset Margin Base of such Underlying Asset; provided, however, to the extent Seller and Buyer disagree as to the valuation of an Underlying Asset, the determination of the Asset Margin Base with respect to such Underlying Asset shall be mutually agreed upon by Seller and Buyer.

If on any date (i) the Aggregate Purchase Price of all Purchased Assets is greater than the Margin Base of all Underlying Assets subject to Transactions (such difference, a “Margin Deficit”) by an amount in excess of $250,000 and (ii) either (A) such Margin Deficit exceeds five percent (5%) of the Aggregate Purchase Price of all Purchased Assets subject to Transactions under this Agreement, (B) such Margin Deficit remains in excess of $250,000 for a period of ninety (90) days, (C) clause (b) of the Concentration Sublimit (as set forth in the Pricing Side Letter) is then being exceeded, or (D) in connection with the conversion of any individual Underlying Asset from a delinquent Underlying Mortgage Loan to a Permitted Delinquent Asset hereunder, the outstanding Purchase Price allocated to such Underlying Asset exceeds (or will exceed, after giving effect to such conversion) the Asset Margin Base (calculated with respect such individual Underlying Asset) for such Underlying Asset, then Buyer may in its sole discretion, by notice to Seller, require Seller to transfer to Buyer cash, or, if no Event of Default has occurred and is continuing, at Seller’s option with Buyer’s consent, which may be withheld in Buyer’s sole discretion, require Seller to contribute to the Trustee on behalf of the Trust additional Underlying Assets the characteristics of which meet all applicable Buyer eligibility requirements then-applicable to Underlying Assets, in accordance with the timing set forth in Section 6(b), so that the cash and Margin Base of all Underlying Assets will thereupon equal or exceed the Aggregate Purchase Price thereof (such requirement upon such notice, a “Margin Call”).

(b)            Notice delivered pursuant to Section 6(a) may be given by any written or electronic means. Any such notice given on or before 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the immediately succeeding Business Day; any such notice given after 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on the second (2nd) Business Day after the Business Day on which such notice is received; provided that if the amount of such Margin Call exceeds the total cash then available to Seller and Guarantor, then Seller shall notify Buyer of the same and (i) no later than 5:00 p.m. (New York City time) on the first (1st) Business Day after the Business Day on which such notice of Margin Call is received, Seller and Guarantor shall each transfer to Buyer all of its respective available cash, to be applied by Buyer in reduction of the related Margin Deficit, (ii) no later than 5:00 p.m. (New York City time) on the second (2nd) Business Day after the Business Day on which such notice of Margin Call is received, Guarantor shall (x) make capital calls under its organizational documents in an amount equal to or greater than the remaining Margin Deficit and (y) provide Buyer with copies of all notices and requests delivered with respect thereto and (iii) no later than 5:00 p.m. (New York City time) on the twelfth (12th) Business Day after the Business Day on which such notice of Margin Call is received, Seller shall transfer additional cash to Buyer in an amount sufficient to satisfy the remaining Margin Deficit, provided that the failure of any investor to honor a capital call made by Guarantor shall not excuse Seller from its obligation to satisfy the related Margin Call in accordance with this Agreement or relieve Guarantor from any of its obligations under the Guaranty, as applicable, and such obligations shall remain absolute notwithstanding any such failure. The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller. Any late payments related to Seller’s failure to pay a Margin Deficit shall accrue interest at the Post Default Rate.

(c)            In the event a Margin Deficit exists, Buyer shall retain any funds received by it to which Seller would otherwise have been entitled hereunder and shall be applied by Buyer to satisfy such Margin Deficit prior to any remittances to Seller pursuant to Section 7(b). Notwithstanding the foregoing, Buyer retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 6.

(d)            In the event Seller makes a payment hereunder to satisfy a Margin Deficit with respect to a particular Underlying Asset allocable to a Purchased Asset pursuant to this Section 6, Buyer shall apply such amounts to the Repurchase Price for such Underlying Asset and such amount shall reduce the Price Differential calculated with respect to such Underlying Asset. In the event Seller makes a payment hereunder to satisfy a Margin Deficit with respect to all Underlying Assets pursuant to this Section 6, Buyer shall apply such amounts to the Repurchase Price for all Underlying Assets (pro rata based on the outstanding principal balances thereof) and such amounts shall reduce the Price Differential calculated with respect to all Underlying Assets.

7.              Income Payments

(a)            If Income is paid in respect of any Underlying Asset during the term of a Transaction, such Income shall be the property of Buyer, subject to the terms hereof, and shall be deposited in the Principal Collection Account or Interest Collection Account, as applicable, by either Seller or Servicer in accordance with Section 7(d) hereof.

(b)            Amounts deposited in the Collection Accounts, the Interest Reserve Account or otherwise relating to the Underlying Assets, including those payments contemplated in Sections 6 and 7(a) above, shall be applied on each Remittance Date as follows; provided, that amounts on deposit in the Interest Reserve Account shall not be available for application pursuant to clauses First, Fifth, Eighth or, other than in the case of a remittance of funds in the Interest Reserve Account to Seller in accordance with Section 7(g), clause Ninth below:

First, to the Servicer, payment of any fees related to the servicing of the Underlying Assets under the Servicing Agreement;

Second, to each of the Custodian, the Trustee, the Bank and any applicable depository bank, pro rata, on account of any accrued and unpaid indemnities, fees and expenses incurred in connection with the applicable Program Agreements (but in no event shall the fees paid to Trustee pursuant to this clause Second in any calendar year exceed the Trustee Fee (as defined in the Trust Agreement, which shall initially be $15,000 per year) as may be modified by the Trustee and the Trust Depositor, with the consent of Buyer);

Third, to Buyer for the payment of the outstanding Price Differential with respect to all Purchased Assets then due and owing by Seller under this Agreement;

Fourth, to Buyer for the payment of related costs and expenses and any other amounts then due and owing under this Agreement (including, without limitation, any unpaid or outstanding Fees), including reasonable fees and expenses of Buyer’s agents and counsel, and all expenses, liabilities and advances made or incurred by or on behalf of Buyer in connection therewith;

Fifth, to Buyer to reduce the outstanding Purchase Price for all Purchased Assets by an amount sufficient to eliminate any outstanding Margin Deficit and Seller’s obligation to satisfy such Margin Deficit (without limiting Seller’s obligation to satisfy such Margin Deficit in a timely manner as required by Section 6 to the extent not otherwise satisfied);

Sixth, upon the occurrence and continuance of an Interest Reserve Trigger Event, an amount sufficient to fund the Interest Reserve Account up to the Interest Reserve Amount (to the extent not previously funded pursuant to Section 7(g) hereof);

Seventh, upon the occurrence and continuation of an Event of Default, a Utilization Threshold Trigger Event or the end of the Funding Period, to Buyer to reduce the outstanding Purchase Price for all Purchased Assets;

Eighth, without duplication of payments made under clauses Third or Fourth above, to Buyer for the payment of any other amounts then due and owing by a Seller Party to Buyer under any other instrument or agreement, in accordance with Section 22; and

Ninth, to Seller, any remainder, by remittance to Seller’s Operating Account (as instructed by the Seller).

(c)            In the event (i) an Event of Default has occurred and is continuing, or (ii) the Funding Period has ended, Buyer shall distribute to Seller its share of Income received with respect to each Underlying Asset only after all Obligations under this Agreement and the other Program Agreements and any other amounts then due and owing to Buyer or any of its Affiliates under any arrangement between Seller and Buyer or any of Buyer’s Affiliates have been paid in full.

(d)           Seller shall cause Servicer to deposit any Income into the applicable Collection Account within two (2) Business Days of Servicer’s receipt and identification thereof; provided that for the purposes of this Section 7(d) receipt of any such payment shall be deemed to have occurred only upon the dates on which the relevant funds clear the applicable account of Servicer and are available to transfer to Buyer. No amounts deposited into a Collection Account, any Interest Reserve Account or any Reserve Account shall be removed by Sellers or Servicer, except as otherwise set forth herein.

(e)            Notwithstanding anything to the contrary set forth herein, to the extent that any Income is not deposited in the applicable Collection Account as required pursuant to the foregoing clause (d), upon actual knowledge of Seller or notice by Buyer to Seller of such failure, Seller shall within one (1) Business Day remit (or cause to be remitted) to the applicable Collection Account any such Income received by Servicer or Seller on the Underlying Assets in accordance with the foregoing clause (d).

(f)            On or prior to each Remittance Date, Buyer will provide notice to Seller if there are insufficient proceeds after application of the priority of payments to pay the applicable Facility Monthly Payment. To the extent that there are insufficient proceeds in the Collection Accounts to satisfy the Facility Monthly Payment, Seller shall pay Buyer any amounts in respect of the Facility Monthly Payment (or any shortfall) on each Remittance Date within one (1) Business Day of receipt of such notice.

(g)           Upon the occurrence and continuance of an Interest Reserve Trigger Event, Seller shall deposit or cause to be deposited into the Interest Reserve Account an amount sufficient to fund the Interest Reserve Account up to the Interest Reserve Amount within three (3) Business Days’ of receipt of notice from Buyer regarding the occurrence of an Interest Reserve Trigger Event; provided that if, as of any subsequent Remittance Date, (i) no Event of Default has occurred and is continuing, (ii) no Margin Deficit then exists, and (iii) the Interest Coverage Ratio equals or exceeds 1.2:1.0 for three (3) consecutive Pricing Periods, then, upon Seller’s request, Buyer shall instruct Bank to remit all funds on deposit in the Interest Reserve Account to Seller.

(h)           Prior to the termination of the Funding Period and provided no Default or Event of Default is continuing, to the extent that there are sufficient proceeds in the Collection Accounts as of any date of determination to satisfy the expected Facility Monthly Payment on the immediately succeeding Remittance Date (as determined by Buyer in its sole discretion), Seller may from time to time request that any such proceeds in excess of such expected Facility Monthly Payment (such funds, the “Excess Funds”) be released to Seller by submitting to Buyer a Transaction Request requesting such Excess Funds and Buyer may release the Excess Funds to Seller upon such request. Seller may request only one (1) such release of Excess Funds per week with at least three (3) Business Days’ advance notice to Buyer. Each requested amount of Excess Funds to be released pursuant to this Section 7(h) must be greater than or equal to $100,000.

8.            Payment and Transfer

Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the applicable Collection Account, the Interest Reserve Account or such other account as Buyer shall specify to Seller in writing. Each Reserve Account, if any, shall be subject to a Deposit Account Control Agreement. Seller acknowledges and agrees that each Collection Account, the Interest Reserve Account and each Reserve Account are subject to the sole dominion, control and discretion of Buyer (including, without limitation, “control” within the meaning of Section 9-104(a) of the Uniform Commercial Code), its authorized agents or designees, including the Bank and any other deposit bank at which each Collection Account, the Interest Reserve Account and each Reserve Account are maintained, subject to the terms hereof and the related Deposit Account Control Agreement, as applicable. Seller and Buyer acknowledge and agree that each Collection Account, the Interest Reserve Account and each Reserve Account constitute, and shall be treated as, a “deposit account” within the meaning of Section 9-102(a)(29) of the Uniform Commercial Code. Seller acknowledges that it has no rights of withdrawal from the Collection Accounts. All Purchased Assets (and all Underlying Assets allocated to the Trust Interests) shall be evidenced by a Trust Receipt. Any Repurchase Price received by Buyer in the Collection Accounts after 2:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day.

9.             Conditions Precedent

(a)            Initial Transaction. As conditions precedent to the initial Transaction, Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyer and duly executed by the Seller Parties and each other party thereto (as applicable)(except in each case to the extent that such conditions precedent are waived by Buyer in writing):

(1)            Program Agreements. The Program Agreements duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

(2)            Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect (a) Buyer’s interest in the Purchased Assets and the other Repurchase Assets have been taken, including, without limitation, duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1 and (b) the pledge by the Trustee on behalf of the Trust to the Buyer, subject to the terms of the Pledge Agreement, of all of the Trustee on behalf of the Trust’s right, title and interest in and to the Underlying Mortgage Loans, the Repurchase Assets and all proceeds thereof.

(3)            Governing Documents. A certificate of an officer of each Seller Party attaching certified copies of such party’s Governing Documents and company resolutions approving the Program Agreements to which it is a party and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary company action or governmental approvals as may be required in connection with the Program Agreements.

(4)            Good Standing Certificate. A certified copy of a good standing certificate from the jurisdiction of organization of each Seller Party, each dated as of no earlier than the date that is ten (10) days prior to the Effective Date with respect to the initial Transaction hereunder.

(5)            Incumbency Certificate. An incumbency certificate of an authorized representative of each Seller Party and Trustee, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.

(6)            Underwriting Guidelines. A true, correct and complete copy of the Underwriting Guidelines certified by a Responsible Officer of Seller.

(7)            Legal Opinions. Seller shall provide such opinions from counsel to each Seller Party and Trustee as Buyer may require in its discretion, including with respect to corporate authority, enforceability, non-contravention with applicable law, perfection of security interests, the Investment Company Act of 1940, as amended, true sale matters and the applicability of Bankruptcy Code safe harbors.

(8)            Fees. Payment of any fees due to Buyer with respect to each Transaction hereunder including, without limitation, any Fees.

(9)            Collection Account. Evidence that each Collection Account has been established.

(10)         Anti-Corruption Laws, Anti-Money Laundering Laws, Etc. Buyer has completed to its satisfaction such due diligence (including, Buyer’s “Know Your Customer”, Anti-Corruption Laws, Sanctions and Anti-Money Laundering Laws diligence) and modeling as Buyer may require.

(11)          Due Diligence Review. Buyer shall have completed, to its satisfaction, its due diligence review of each Seller Party.

(12)          Assignment. True and correct copies of the Mortgage Loan Purchase Agreement and Accession Agreement, together with any applicable assignment agreements, if any, with respect to the applicable Mortgage Loan(s).

(13)          [Reserved].

(14)          Trust Certificate. Seller shall have delivered to the Buyer the original Trust Certificate registered in the name of the Buyer, together with all related Transfer Documents.

(b)            All Transactions. Buyer’s willingness to enter into each Transaction (including without limitation the initial Transaction and any Transaction in respect of a Purchase Price Increase) pursuant to this Agreement is subject to the following conditions precedent (except in each case to the extent that such conditions precedent are waived by Buyer in writing):

(1)            Due Diligence Review. Without limiting the generality of Section 31 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the Purchased Assets and Underlying Assets and each Seller Party.

(2)            Required Documents. The Mortgage File shall have been delivered to the Custodian. Additionally, Buyer shall have determined that the related Loan Documents are reasonably acceptable to Buyer in its discretion.

(3)            Transaction Documents. Buyer or its designee shall have received the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(a)            A Transaction Request.

(b)            The related Mortgage Loan Schedule and Trust Receipt.

(c)            Any other document required to be delivered by Buyer in its sole discretion.

(d)            Such certificates, opinions of counsel or other documents as Buyer may reasonably request.

(4)            No Default, Event of Default or Margin Deficit. Immediately before such Transaction and after giving effect thereto and to the intended use of the proceeds thereof, no Default, Event of Default or Margin Deficit exists (unless the related Transaction cures the same).

(5)            Requirements of Law. Buyer shall not have determined that the introduction of or a change in any Requirements of Law or in the interpretation or administration of any Requirements of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into the Transactions contemplated by this Agreement.

(6)            Representations and Warranties. Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties (excluding the representations and warranties set forth on Schedule 1-A or 1-B, which shall relate only to the specific Underlying Assets relating a Transaction) made by Seller in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(7)            Fees. Payment of any fees due to Buyer hereunder with respect to such Transaction, including, without limitation, any Fees.

(8)            No Material Adverse Effect. There shall not have occurred a material adverse change in the financial condition of Buyer that causes, or would be likely to cause, a material adverse effect on the ability of Buyer to fund its obligations under this Agreement.

(9)            Evaluation/Appraisal; Broker Price Opinion. Buyer shall have received a Broker Price Opinion or an Evaluation/Appraisal to the extent required with respect to each related Mortgaged Property.

(10)          Instruction Letters. Seller shall have delivered a duly executed Servicer Notice and Agreement with respect to each Servicer related to the Underlying Assets subject to such Transaction, except as waived by Buyer in writing.

(11)          Anti-Corruption Laws and Anti-Money Laundering Laws. Buyer shall have received documentation in form and substance satisfactory to Buyer evidencing that each Seller Party complies with applicable Anti-Corruption Laws and Anti-Money Laundering Laws.

(12)          Assignment. To the extent not already provided pursuant to Section 9(a)(12), true and correct copies of the Mortgage Loan Purchase Agreement and Accession Agreement, together with any applicable assignment agreements, if any, with respect to the applicable Mortgage Loan(s) and/or Permitted REO Assets.

(13)          Funding Period. The Funding Period shall not have terminated.

(14)          Maximum Aggregate Purchase Price. The Aggregate Purchase Price of all Transactions does not exceed the Maximum Aggregate Purchase Price after giving effect to such Transaction.

(15)          Reserve Account; Deposit Account Control Agreement. To the extent any Underlying Asset is subject to a Reserve Account, Buyer shall have received a Deposit Account Control Agreement with respect to such Reserve Account and evidence that such Reserve Account has been established.

(16)          Ineligible Asset. The proposed Underlying Asset shall not be an Ineligible Asset, unless otherwise approved by Buyer in writing.

(17)          Trust Certificate. To the extent not already provided pursuant to Section 9(a)(14), Seller shall have delivered to the Buyer the original Trust Certificate registered in the name of the Buyer, together with all related Transfer Documents.

(18)          Fidelity Bond. Seller shall have delivered evidence that Buyer has been added as an additional loss payee to Seller’s Fidelity Bond and Errors and Omissions Insurance Policy.

(19)          Permitted REO Assets. With respect to each Underlying Asset that is a Permitted REO Asset, (i) to the extent the related REO Subsidiary is not already a party to this Agreement and the Pricing Side Letter, an executed REO Joinder Agreement, (ii) an original REO Deed executed in favor of the REO Subsidiary, (iii) an original REO Deed executed in blank by the related REO Subsidiary, and (iv) an original assignment of the related REO Subsidiary Certificate executed in blank by the Seller.

(c)            Withdrawals with Respect to Construction Escrow Mortgage Loans. Buyer shall review each advance by Seller of any Refurbishment Loan Amount, and in connection with such advance, Buyer may, pursuant to Section 3(e), agree to increase the Purchase Price with respect to the Purchased Asset related to such Underlying Asset subject to receipt by Buyer, in its sole discretion, of sufficient evidence from Seller (unless waived in writing by Buyer) (i) of the related Mortgagor’s right to receive such funds pursuant to the terms of the related Loan Documents which evidence may include, but is not limited to, (A) plans and specifications, budgets and construction and engineering contracts, (B) a completed payment voucher form or equivalent draw request form from the related Mortgagor, (C) an inspection form from a third party vendor reasonably acceptable to Buyer along with photographs of the work that has been completed, (D) copies of supporting documentation from contractors, subcontractors and vendors, (E) any lien waivers, if applicable, (F) line item waivers and/or change orders (with applicable approvals), if applicable, and (G) a disbursement spreadsheet or equivalent that includes the remaining amount of the Refurbishment Loan Amount to complete the project, and (ii) that (A) no changes, in any material respect, to the construction as initially contemplated were made without proper authorization, (B) construction completed was contemplated in initial construction project plans, in all material respects, unless otherwise approved by Buyer, (C) sufficient construction has been completed to warrant the advance and (D) timing of construction is consistent with initial projections, in all material respects, and no impediments, in any material respect, exist to the timely completion of the construction project.

10.            Program; Costs; Taxes

(a)            Seller shall reimburse Buyer for any reasonable documented out-of-pocket costs, including third-party due diligence costs and reasonable attorneys’ fees, incurred by Buyer in determining the acceptability to Buyer of any Mortgage Loans. Seller shall also pay, or reimburse Buyer if Buyer shall pay any termination fee and any other fee, cost and expense that may be due to Servicer in connection with the related Servicing Agreement or the Servicer Notice and Agreement. Seller shall pay the reasonable documented out-of-pocket fees and expenses of Buyer’s counsel in connection with the Program Agreements. Further, Seller shall pay, or reimburse the Custodian for, any shipping costs incurred by Custodian upon delivery of an invoice following the delivery by Custodian of certain Mortgage Files relating to the Underlying Assets. Reasonable legal fees and expenses for any subsequent amendments, modifications, supplements, waivers or consents to or in respect of this Agreement or related documents shall be borne by Seller. Seller shall pay ongoing custodial and bank fees and expenses and any other ongoing fees and expenses under any other Program Agreement. Seller shall pay to Buyer, within ten (10) Business Days of receipt of an invoice therefor, any and all fees and expenses owed under such invoice.

(b)            If, due to the introduction of, any change in, or the compliance by Buyer with the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost (excluding Excluded Taxes) to Buyer in engaging in the present or any future Transactions in an amount that Buyer deems to be material, then Seller agrees to pay to Buyer, from time to time, within thirty (30) days after written demand by Buyer (with a copy to the Custodian) the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs; provided that the Seller shall not be required to compensate Buyer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that Buyer notifies Seller of such change giving rise to such increased costs or reductions, and of Buyer’s intention to claim compensation therefor.

(c)            With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf, whether or not such person is listed on the certificate delivered pursuant to Section 9(a)(5) hereof. In each such case, Seller hereby waives the right to dispute the terms of the request or other communication given or made by or on behalf of Seller to Buyer.

(d)            Notwithstanding the assignment of the Loan Documents with respect to each Underlying Asset to Buyer, Seller agrees and covenants with Buyer to enforce diligently Seller’s rights and remedies set forth in the Loan Documents.

(e)            Any payment made by any Seller Party to Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if such payer shall be required by law to deduct or withhold any taxes from any sums payable to Buyer, then such payer shall (i) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (ii) to the extent that the withheld or deducted tax is an Indemnified Tax or Other Tax, pay to Buyer the sum that would have been payable had such deduction or withholding not been made, and (iii) on the following Remittance Date, to the extent that the withheld or deducted tax is an Indemnified Tax or Other Tax, pay to Buyer all additional amounts to preserve the after-tax yield Buyer would have received if such Indemnified Tax or Other Tax had not been imposed.

(f)            Each party to this Agreement acknowledges that, notwithstanding anything in the Program Agreements to the contrary, it is its intent for purposes of United States federal, state and local income and franchise taxes to treat the Transactions as indebtedness of Seller (or any person from whom Seller is disregarded for U.S. federal income tax purposes) that is secured by the Purchased Assets and that the Purchased Assets are owned by Seller in the absence of an uncured Event of Default and the exercise of foreclosure remedies on the Purchased Assets by Buyer. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

(g)            (i) If Buyer is entitled to an exemption from or reduction of withholding tax with respect to payments made under the Program Agreements, Buyer shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10(g)(ii)(a), (b) and (d)) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would be illegal, would subject Buyer to any unreimbursed cost or expense or would otherwise prejudice the legal or commercial position of Buyer.

(ii)            Without limiting the generality of the foregoing,

(a)            if Buyer is a United States Person, it shall deliver to Seller on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of U.S. Internal Revenue Service (“IRS”) Form W-9 (or any successor form) certifying that Buyer is exempt from U.S. federal backup withholding tax;

(b)            if Buyer is not a United States Person, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by such Seller) on or prior to the date on which Buyer becomes a party under this Agreement (and from time to time thereafter when previously delivered certification expires or becomes obsolete, or otherwise upon the reasonable request of Seller), whichever of the following is applicable: (i) in the case of a Buyer that is claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments characterized as interest for U.S. tax purposes under any Program Agreement, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Program Agreement, IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty; (ii) executed originals of IRS Form W-8ECI (or any successor form); (iii) in the case of a Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or (iv) to the extent a Buyer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if Buyer is a partnership and one or more direct or indirect partners of such Buyer are claiming the portfolio interest exemption, such Buyer may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(c)            if Buyer is not a United States Person, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be reasonably requested by Seller) on or prior to the date on which Buyer becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and

(d)            if a payment made to Buyer under any Program Agreement would be subject to U.S. federal withholding tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or Section 1472(b) of the Code, as applicable), Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Buyer has complied with Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)            Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.

(h)            Each party’s obligations under Section 10(e) through (g) shall survive any assignment of rights by Buyer, the termination of this Agreement and the repayment, satisfaction or discharge of all obligations under any Program Agreement.

11.            Servicing

(a)            Seller, on Buyer’s behalf, shall require each Servicer to service the Underlying Assets consistent with the degree of skill and care that such Servicer customarily uses with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices. Seller shall cause each Servicer to (i) comply in all material respects with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for Servicer to perform its servicing responsibilities and (iii) not impair the rights of Buyer in any Underlying Assets or any payment thereunder.

(b)            Subject to the applicable Servicer Notice and Agreement, Seller shall cause each Servicer to hold or cause to be held any Escrow Payments collected by such Servicer with respect to any Underlying Assets in trust accounts and shall apply the same for the purposes for which such Escrow Payments were collected. Subject to the applicable Servicer Notice and Agreement, Seller shall cause each Servicer to segregate all Income received by Servicer with respect to the Underlying Assets and hold such Income in trust for the sole and exclusive benefit of Buyer and properly reflect Buyer’s interest in such Income in Servicer’s books and records.

(c)            Seller shall cause each Servicer to comply with the requirements set forth in Section 7(d).

(d)            Seller shall cause each Servicer to, prior to the first Purchase Date with respect to any Underlying Asset serviced by such Servicer, promptly provide to Buyer a servicer notice in the form of a Servicer Notice and Agreement addressed to and agreed to by Servicer of the related Underlying Assets, advising such Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by Servicer of Buyer’s interest in such Underlying Assets and Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, a default by Servicer under the Servicing Agreement or a failure of Servicer to comply with the terms of the Servicer Notice and Agreement, it will follow the instructions of Buyer with respect to the Underlying Assets and any related Income with respect thereto and provide such information as Buyer may request from time to time, including a reporting tape with respect to such Underlying Assets; provided, that, prior to receipt of such notice of an Event of Default from Buyer or a default by Servicer under the Servicing Agreement or a failure of Servicer to comply with the terms of the Servicer Notice and Agreement, Servicer may follow the directions and instructions of Seller with respect to Servicer’s duties and obligations under the Servicing Agreement. Upon notice thereof to Servicer from Buyer, the Servicing Agreement and the Servicer Notice and Agreement shall together constitute a separate and distinct servicing agreement for the Underlying Assets.

(e)            Buyer shall have the right, in accordance with the applicable Servicer Notice and Agreement, to terminate a Servicer’s right to service the Underlying Assets under the related Servicing Agreement without payment of any penalty or termination fee. If Buyer desires to exercise such right of termination, Buyer shall provide Seller with notice thereof and Seller shall immediately terminate such Servicer’s right to service such Underlying Assets in accordance with the terms of the related Servicing Agreement; provided, that, prior to the date of termination of the related Servicer by Seller (i) a replacement servicer acceptable to Buyer in its sole discretion is selected, (ii) a new servicing agreement with such replacement servicer is entered into and (iii) such replacement servicer enters into a Servicer Notice and Agreement acceptable to Buyer in Buyer’s sole discretion. Seller, Buyer and each Servicer shall cooperate in transferring the servicing and all Records of such Underlying Assets to a successor servicer selected by Buyer or Seller (as applicable) in accordance with this Section.

(f)             If Seller should discover that, for any reason whatsoever, a Servicer has failed to perform fully any of its obligations under the related Servicing Agreement with respect to the Underlying Assets, Seller shall promptly notify Buyer and promptly remedy any non-compliance.

(g)            Seller’s rights and obligations to have the Underlying Assets serviced by the related Servicer shall terminate on the 20th calendar day of each month (and if such day is not a Business Day, the next succeeding Business Day), unless otherwise directed in writing from Buyer to Seller prior to such date. For the avoidance of doubt, this Section 11(g) shall no longer apply to any Underlying Asset that is repurchased in full by Seller in accordance with the provisions of this Agreement and therefore is no longer subject to a Transaction. Upon termination, Seller shall within sixty (60) days (or such longer period as may be agreed to by the Buyer) cause the related Servicer to transfer servicing to the designee specified by Buyer, including, without limitation, delivery of all servicing files to the designee of Buyer. The related Servicer’s delivery of servicing files shall be in accordance with Accepted Servicing Practices. Seller and the related Servicer shall have no right to select a subservicer or successor servicer. After the servicing terminates and until the servicing transfer date is established with the designee of Buyer, Seller shall cause the related Servicer to service the Underlying Assets in accordance with the terms of this Agreement and for the benefit of Buyer.

12.            Representations and Warranties

(a)            Seller (and REO Subsidiary, as applicable) represents and warrants to Buyer as of the date hereof and at all times that any Underlying Asset is subject to a Transaction hereunder:

(1)            Due Organization and Qualification. Each Seller Party is duly organized, validly existing and in good standing under the laws of the State of its organization. Each Seller Party is duly qualified to do business, is in good standing and has obtained all necessary licenses, permits, charters, registrations and approvals necessary for the conduct of its business as currently conducted and the performance of its obligations under the Program Agreements except where any failure to obtain such a license, permit, charter, registration or approval would not cause or be likely to cause a Material Adverse Effect or impair Buyer’s rights with respect to any Purchased Asset or the enforceability of any Underlying Asset.

(2)            Power and Authority. Each Seller Party has all necessary power and authority to conduct its business as currently conducted, to execute, deliver and perform its obligations under the Program Agreements, any electronic transmissions contemplated hereunder, and to consummate the Transactions.

(3)            Due Authorization. The execution, delivery and performance by each Seller Party of the Program Agreements, including any electronic transmissions by each Seller Party contemplated hereunder, have been duly authorized by all necessary action and do not require any additional approvals or consents or other action by or any notice to or filing with any Person other than any that have heretofore been obtained, given or made.

(4)            Non-contravention. None of the execution and delivery of the Program Agreements or any electronic transmissions contemplated hereunder, by any Seller Party or the consummation of the Transactions and transactions thereunder:

(i)              conflicts with, breaches or violates any provision of the Governing Documents or material agreements of any Seller Party or any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award currently in effect having applicability to any Seller Party or its properties;

(ii)           constitutes a material default by any Seller Party under any loan or repurchase agreement, mortgage, indenture or other agreement or instrument to which any Seller Party is a party or by which it or any of its properties is or may be bound or affected; or

(iii)          results in or requires the creation of any Lien upon or in respect of any of the assets of any Seller Party except the Lien relating to the Program Agreements.

(5)            Legal Proceeding. There is no action, proceeding or investigation by or before any court, governmental or administrative agency or arbitrator affecting any of the Purchased Assets, the Underlying Assets or any Seller Party or any of its Affiliates, pending or threatened in writing, which, is expected to be adversely determined and, if decided adversely, would have a Material Adverse Effect.

(6)            Valid and Binding Obligations. Each of the Program Agreements and any electronic transmissions contemplated hereunder, in each case, to which each Seller Party is a party, when executed and delivered by such Seller Party, will constitute the legal, valid and binding obligations of such Seller Party, enforceable against such Seller Party, in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

(7)            Financial Statements. The financial statements of each Seller Party furnished to Buyer (i) are, as of the dates and for the periods referred to therein, complete and correct in all material respects and do not omit any material fact as of the date(s) thereof, (ii) present fairly the financial condition and results of operations of Seller as of the dates and for the periods indicated and (iii) have been prepared in accordance with GAAP consistently applied, except as noted therein (subject as to interim statements to normal year-end adjustments and absence of notes). Since the date of the most recent financial statements, there has been no event or circumstance that would be likely to cause a Material Adverse Effect with respect to the Seller Parties. Except as disclosed in such financial statements, no Seller Party is subject to any contingent liabilities or commitments that, individually or in the aggregate, would reasonably be expected to cause a Material Adverse Effect with respect to Seller.

(8)            Accuracy of Information. The information, reports, certificates, documents, financial statements, operating statements, forecasts, books, records, files, exhibits and schedules furnished by or on behalf of a Seller Party to Buyer in connection with the Program Agreements and the Transactions, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the Effective Date by or on behalf of a Seller Party to Buyer in connection with the Program Agreements and the Transactions will be true, correct and complete in all material respects, on the date as of which such information is stated or certified.

(9)            No Consents. No order, consent, license, approval or authorization from, or registration, filing or declaration with, any Governmental Authority, or any consent, approval, waiver or notification of any creditor, lessor or other non-governmental Person, is required in connection with the execution, delivery and performance or consummation by each Seller Party of this Agreement or any other Program Agreement, other than any that have heretofore been obtained, given or made.

(10)          Compliance With Law, Etc. Each Seller Party has complied in all respects with all Requirements of Law, except where any failure to do so would not reasonably be likely to cause a Material Adverse Effect. No Seller Party or Affiliate of a Seller Party (i) is in violation in any material respect of any Sanctions or (ii) is a Sanctioned Target. The proceeds of any Transaction have not been and will not be used, directly or indirectly, to fund any operations in, finance any investment or activity in or make any payment to a Sanctioned Target or otherwise in violation of Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws. The operations of each Seller Party are, and have been, conducted at all times in compliance in all material respects with all applicable Anti-Money Laundering Laws and Anti-Corruption Laws. No litigation, regulatory or administrative proceedings of or before any court, tribunal or agency with respect to any Anti-Money Laundering Laws or Anti-Corruption Laws have been started or (to the best of its knowledge and belief) threatened against each Seller Party or, to the knowledge of a Seller Party, any Affiliates of a Seller Party.

(11)          Solvency; Fraudulent Conveyance. Each Seller Party is solvent and will not be rendered insolvent by the Transaction and, after giving effect to such Transaction, each Seller Party will not be left with an unreasonably small amount of capital with which to engage in its business. Each Seller Party is generally able to pay, and is paying, its debts as they come due. No Seller Party is contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such Seller Party or any of its assets. The amount of consideration being received by Seller upon the sale of a Purchased Asset to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Asset. Seller is not transferring any Purchased Asset with any intent to hinder, delay or defraud any of its creditors.

(12)          Investment Company Act Compliance. No Seller Party is required to register as an “investment company” under, or is a company “controlled” by an “investment company” within the meaning of, the Investment Company Act of 1940, as amended.

(13)          Taxes. Each Seller Party has filed all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all income, franchise and other material taxes (including mortgage recording taxes), assessments, fees, and other governmental charges payable by it, or with respect to any of its properties or assets, that have become due, except (i) for those taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP or (ii) where any failure to do so would not reasonably be likely to cause a Material Adverse Effect. Each Seller Party has paid, or has provided adequate reserves for the payment of, all such taxes for all prior fiscal years and for the current fiscal year to date, except where any failure to do so would not reasonably be likely to cause a Material Adverse Effect. There is no material action, suit, proceeding, investigation, audit or claim relating to any such taxes now pending or, to the knowledge of a Seller Party, threatened by any Governmental Authority which is not being contested in good faith as provided above other than those that would not reasonably be expected to have a Material Adverse Effect. No Seller Party has entered into any agreement or waiver or been requested to enter into any agreement or waiver extending any statute of limitations relating to the payment or collection of taxes, or is aware of any circumstances that would cause the taxable years or other taxable periods of a Seller Party not to be subject to the normally applicable statute of limitations. No tax liens have been filed against any assets of a Seller Party. No Seller Party intends to treat any Transaction as being a “reportable transaction” as defined in United States Treasury Regulation Section 1.6011–4. If Seller determines to take any action inconsistent with such intention, it will promptly notify Buyer, in which case Buyer may treat each Transaction as subject to United States Treasury Regulation Section 301.6112–1 and will maintain the lists and other records required thereunder.

(14)          Additional Representations. With respect to each Underlying Asset, Seller (and REO Subsidiary, as applicable) hereby makes all of the applicable representations and warranties set forth in Schedule 1-A or 1-B hereto, as applicable, as of the related Purchase Date and continuously while such Underlying Asset is subject to a Transaction. Further, as of each Purchase Date, Seller (and REO Subsidiary, as applicable) shall be deemed to have represented and warranted in like manner that Seller (and such REO Subsidiary) have no knowledge that any such representation or warranty may have ceased to be true in a material respect as of such date, except as otherwise stated in a Transaction Request, any such exception to identify the applicable representation or warranty and specify in reasonable detail the related knowledge of Seller (or REO Subsidiary). In the event it is discovered that the circumstances with respect to any Underlying Asset are not accurately reflected in any of the applicable representations and warranties made by Seller (or REO Subsidiary) set forth in Schedule 1-A or 1-B hereto, as applicable, notwithstanding the actual knowledge or lack of knowledge of Seller or REO Subsidiary, and notwithstanding that such representation and warranty is made subject to Seller’s or REO Subsidiary’s knowledge, then such representation and warranty shall be deemed to be breached.

(15)          No Broker. No Seller Party has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of the Purchased Assets or the Underlying Assets pursuant to this Agreement; provided, that if a Seller Party has dealt with any broker, investment banker, agent, or other Person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of the Purchased Assets or the Underlying Assets pursuant to this Agreement, such commission or compensation shall have been paid in full by such Seller Party.

(16)          ERISA. No Seller Party maintains or contributes to and is not subject to any obligation or liability with respect to any plan of a type described in Section 3(3) of ERISA.

(17)          True Sale. Each Approved Originator received reasonably equivalent value in consideration for the transfer of such Underlying Assets. No such transfer was made for or on account of an antecedent debt owed by such Approved Originator. No such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code.

(18)          Other Approvals. Each Approved Originator is licensed or qualified, as required pursuant to any Requirements of Law, as a mortgage lender in the state in which the related Mortgaged Property (or REO Property, as applicable) is located, and Servicer has the facilities, procedures and experienced personnel necessary to service the Mortgage Loans in accordance with Accepted Servicing Practices.

(19)          Other Credit Facilities and Debts. No Seller Party is an obligor under any other Indebtedness (including without limitation, other credit facilities) secured by a Purchased Asset or Underlying Asset.

(20)          Purchased Assets.

(A)          Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Assets or interests in related Underlying Assets to any Person other than Buyer following the transfer of the related Underlying Assets to Buyer or to Trustee on behalf of the Trust.

(B)           Trustee on behalf of the Trust has not assigned, pledged, or otherwise conveyed or encumbered any Underlying Mortgage Loans to any Person other than Buyer.

(C)           Immediately prior to the sale of a Purchased Assets to Buyer, Seller was the sole owner of such Purchased Assets and the related interests in the related Underlying Assets and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the sale to Buyer hereunder and Permitted Encumbrances.

(D)          Trustee on behalf of the Trust is the sole owner of the legal title to the Underlying Mortgage Loans and had good and marketable title thereto, free and clear of all Liens, in each case except for Liens to be released simultaneously with the pledge to Buyer under the Pledge Agreement and Permitted Encumbrances.

(E)           The provisions of this Agreement are effective to either constitute a sale of the Purchased Assets to Buyer or to create in favor of Buyer a valid security interest in all right, title and interest of Seller in, to and under any Repurchase Assets owned by Seller.

(F)          The provisions of the Pledge Agreement are effective to create in favor of Buyer a valid security interest in all right, title and interest of Trustee on behalf of the Trust in to and under any Underlying Mortgage Loan related to the Repurchase Assets owned by Trustee on behalf of the Trust.

(21)          [Reserved]

(22)          Regulatory Action. No Seller Party is currently under any investigation and no investigation by any federal, state or local government agency is threatened in writing that is reasonably likely to be adversely determined and, if adversely determined, could be reasonably likely to have a Material Adverse Effect. No Seller Party has been the subject of any government investigation that has resulted in the voluntary or involuntary suspension of a license, a cease and desist order, or such other action as could have a Material Adverse Effect.

(23)         [Reserved]

(24)          No Default, Event of Default or Material Adverse Effect. No Default or Event of Default exists. Seller (and REO Subsidiary, as applicable) believes that it is and will be able to pay and perform each agreement, duty, obligation and covenant contained in the Program Agreements to which it is a party, and that it is not subject to any agreement, obligation, restriction or Requirements of Law that would unduly burden its ability to do so or could reasonably be expected to have a Material Adverse Effect. Neither Seller nor any REO Subsidiary has any knowledge of any actual development, event or other fact that is expected to have a Material Adverse Effect.

(25)          Mortgage Loan Schedule. Each Mortgage Loan Schedule is true, complete and correct in all material respects; provided, that, each of the Custodian and Buyer must be provided with prior written notice of any changes thereto.

(26)          Trust Interests.

(A)          Each Trust Interest complies in all material respects with, or is exempt from, all applicable requirements of federal, state or local law relating to such Trust Interest.

(B)           Immediately prior to the sale, transfer and assignment to Buyer thereof, the Seller had good and marketable title to, and was the sole owner and holder of, the Trust Interests, and Seller is transferring such Trust Interests free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Trust Interests other than any Permitted Encumbrances. Upon consummation of the purchase contemplated to occur in respect of such Trust Interests, the Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Trust Interests free and clear of any pledge, lien, encumbrance or security interest, subject to the right of Seller to reacquire such Trust Interest in accordance with the terms hereof. Upon the filing of a financing statement covering the Trust Interests in the State of Delaware and naming Seller as debtor and Buyer as secured party, the Lien granted pursuant to this Agreement will constitute a valid, perfected first priority Lien on the Trust Interests in favor of Buyer enforceable as such against all creditors of Seller and any Persons purporting to purchase the Trust Interests from Seller. There are (x) no outstanding rights, options, warrants or agreements (other than as created by Buyer) for a purchase, sale or issuance, in connection with the Trust Certificate, (y) no agreements on the part of Seller to issue, sell or distribute the Trust Certificate, and (z) no obligations on the part of Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the Trust Certificate.

(C)           No fraudulent acts were committed by any Seller Party or any of their respective Affiliates in connection with the issuance of such Trust Interests.

(D)          Other than the Program Agreements, Seller is not a party to any document, instrument or agreement, and there is no document, that by its terms modifies or affects the rights and obligations of any holder of such Trust Interests and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.

(E)           Seller has full right, power and authority to sell and assign such Trust Interests, and such Trust Interests have not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

(F)           Other than consents and approvals obtained as of the related Purchase Date or those already granted in the Program Agreements governing such Trust Interests, no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Trust Interests, for Buyer’s exercise of any rights or remedies in respect of such Trust Interests or for Buyer’s sale, pledge or other disposition of such Trust Interests. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies with respect to such Trust Interests.

(G)           No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Seller is required for any transfer or assignment by the holder of such Trust Interests to the Buyer.

(H)          Seller has delivered to Buyer the original certificate of such Trust Interests in Buyer’s name.

(I)            The Trust Interests are duly and validly issued and the ownership of each Trust Interest is reflected in the register maintained pursuant to the terms of the Trust Agreement.

(J)            Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Trust Interests is or may become obligated.

(K)           It is the intent of the Seller that the Trust Certificate is a “certificated security” in “registered form” within the respective meanings of such terms as set forth in Article 8 of the UCC.

(L)           It is the intent of the parties hereto that the Trust Certificate shall constitute a “security” within the meaning of Article 8 of the UCC.

(M)         The Trust Interests evidenced by the Trust Certificate constitute all the issued and outstanding Trust Interests in the Trust.

(N)          The Trust Interests have not been credited to a “securities account” (within the meaning of Section 8-501(a) of the UCC).

(27)          Voting Rights. No Trust Interest, other than the Trust Interests evidenced by the Purchased Assets, has any voting rights with respect to the Trust.

The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Assets to Buyer and shall continue for so long as any Underlying Assets are subject to a Transaction.

13.           Covenants

Seller (and REO Subsidiary, as applicable) covenants with Buyer that at all times prior to the Termination Date:

(a)           Litigation. Each Seller Party shall promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing that are threatened (in writing or otherwise) or pending) or other legal or arbitrable proceedings affecting a Seller Party or any of their respective Property before any Governmental Authority (i) that questions or challenges the validity or enforceability of any of the Program Agreements or any action to be taken in connection with the transactions contemplated hereby, or (ii) that is reasonably likely to be adversely determined and, if adversely determined, could be reasonably likely to have a Material Adverse Effect.

(b)           Prohibition of Fundamental Changes. No Seller Party shall enter into any transaction of merger or consolidation or amalgamation, that would result in a Change in Control, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution). Seller shall not sell all or substantially all of its assets. Seller shall not effect a Division into two or more domestic limited liability companies pursuant to and in accordance with Section 18-217 of Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.

(c)           Notification. Each Seller Party will notify Buyer (i) at least monthly on or before each Reporting Date of any repurchase requests or demands, insurance denials and indemnification requests it received or is likely to receive from its secondary market investors, and (ii) immediately of any suspension notices or termination notices it received or is likely to receive from its secondary market investors.

(d)           Servicer; Asset Tape. Upon the occurrence of any of the following (i) the occurrence and continuation of an Event of Default, (ii) the tenth (10th) Business Day of each month, or (iii) upon Buyer’s request, Seller shall provide, or cause Servicer to provide, to Buyer, in an electronic format mutually acceptable to Buyer and Seller, an Asset Tape by no later than the Reporting Date. Seller shall not cause the Underlying Assets to be serviced by any servicer other than Servicer, unless otherwise directed by Buyer in writing in accordance with this Agreement.

(e)           Maintenance of Fidelity Bond and Errors and Omissions Insurance. Seller shall continue to maintain or cause to be maintained for Seller and its Affiliates (or such Affiliates shall cause to be maintained), with responsible companies, at its or their, as applicable, own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other persons (“Seller Employees”) acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Underlying Assets, with respect to any claims made in connection with all or any portion of the Underlying Assets. Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the standard form of mortgage banker’s blanket bond and shall protect and insure Seller and REO Subsidiary against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of Seller Employees. Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure Seller against losses in connection with the release or satisfaction of an Underlying Asset without having obtained payment in full of the indebtedness secured thereby. No provision of this Section requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve Seller from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and Errors and Omissions Insurance Policy shall be at least equal to the amount maintained by management of Seller to be customary for similarly situated companies. Upon the request of Buyer, Seller shall cause to be delivered to Buyer a certificate of insurance for such Fidelity Bond and Errors and Omissions Insurance Policy and a statement from the surety and the insurer that such Fidelity Bond and Errors and Omissions Insurance Policy shall, to the extent commercially available, in no event be terminated or materially modified without thirty (30) days’ prior written notice to Buyer. Seller shall ensure that Buyer is added as an additional loss payee under each of the Fidelity Bond and Errors and Omissions Insurance Policy.

(f)            No Adverse Claims. Seller warrants and will defend, and shall cause Servicer to defend, the right, title and interest of Buyer in and to all Purchased Assets and the related Underlying Assets against all adverse claims and demands other than Permitted Encumbrances.

(g)           Assignment. Except as permitted herein, no Seller Party or Servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a Lien in or on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Assets, Underlying Assets or any interest therein other than Permitted Encumbrances; provided, that, this Section shall not prevent any transfer of Underlying Assets in accordance with the Program Agreements.

(h)           Security Interest. Each Seller Party shall do all things necessary to preserve the Purchased Assets and the related Underlying Assets so that they remain subject to a first priority perfected security interest hereunder, subject only to Permitted Encumbrances. Without limiting the foregoing, each Seller Party will comply with all rules, regulations and other laws of any Governmental Authority and will cause the Purchased Assets and the related Underlying Assets to comply with all applicable rules, regulations and other laws. No Seller Party will allow any default for which such Seller Party is responsible to occur under any Purchased Assets or the related Underlying Assets or any Program Agreement, and each Seller Party shall fully perform or cause to be performed when due all of its obligations under the Purchased Assets, the related Underlying Assets and any Program Agreement.

(i)            Records.

(1)           Seller (or REO Subsidiary, as applicable) shall collect and maintain or cause to be collected and maintained all Records relating to the Underlying Assets in accordance with industry custom and practice for assets similar to the Underlying Asset, and all such Records shall be solely in possession of Seller (or REO Subsidiary, as applicable) or the Custodian or Servicer, as applicable, unless Buyer otherwise approves. Except as otherwise permitted by this Agreement or the Custodial Agreement, Seller (or REO Subsidiary, as applicable) shall not take any action to direct any such papers, records or files that are an original or an only copy to leave the Custodian’s possession, except for individual items removed in connection with servicing a specific Underlying Asset, in which event Seller (or REO Subsidiary, as applicable) will obtain or cause to be obtained a receipt from a duly authorized individual of Custodian for any such paper, record or file. Seller (or REO Subsidiary, as applicable) or Servicer will maintain all such Records not in the possession of the Custodian in good and complete condition in accordance with industry practices for assets similar to the Underlying Assets and preserve them against loss.

(2)            For so long as Buyer has a Lien in or on any Purchased Asset, Seller (or REO Subsidiary, as applicable) will hold or cause to be held all related Records in trust for Buyer.

(3)           Upon reasonable advance notice from the Custodian or Buyer, Seller (or REO Subsidiary) shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller (or REO Subsidiary, as applicable) with a Responsible Officer of the Seller Parties and to discuss the affairs, finances and accounts of Seller (or REO Subsidiary, as applicable) with its independent certified public accountants; provided, that no reasonable advance notice shall be required if a Default or an Event of Default has occurred and is continuing.

(j)            Books. Each Seller Party shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of the Purchased Assets and the Underlying Assets to Buyer.

(k)           Approvals. Each Seller Party shall maintain all licenses, permits or other approvals necessary for such Seller Party to conduct its business and to perform its obligations under the Program Agreements, and each Seller Party shall conduct its business in strict accordance with Requirements of Law except where any failure to do so would not reasonably be likely to cause a Material Adverse Effect.

(l)            Material Change in Business. Seller shall not make any material adverse change in the nature of its business as carried on at the Effective Date.

(m)          Underwriting Guidelines. In the event Seller makes or approves any amendment or modification to the Underwriting Guidelines that are applicable to the Transactions, Seller shall promptly deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines. Mortgage Loans originated under such revised Underwriting Guidelines shall not be eligible for Transactions under this Agreement unless such Underwriting Guidelines are approved in writing by Buyer; provided, that notwithstanding the foregoing, amendments or modifications to the Underwriting Guidelines applicable to the Transactions that are ministerial in nature shall not require the approval of Buyer.

(n)           Distributions. If an Event of Default has occurred and is continuing or the payment of a distribution would cause, or would be likely to cause, the violation of a financial covenant set forth in any Program Agreement, Seller and REO Subsidiary shall not make any distributions with respect to any equity interests of Seller or REO Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller or REO Subsidiary.

(o)           Applicable Law. Each Seller Party shall comply with the requirements of all Requirements of Law and orders of any Governmental Authority, except where any failure to do so would not be reasonably likely to cause a Material Adverse Effect.

(p)           Existence. Each Seller Party shall preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises, except where any failure to do so would not reasonably be likely to cause a Material Adverse Effect.

(q)           Chief Executive Office; Jurisdiction of Organization. Neither Seller nor REO Subsidiary shall move its chief executive office from the address referred to in the Pricing Side Letter or change its jurisdiction of organization from the jurisdiction referred to in Section 12(a)(1) unless it shall have provided Buyer ten (10) days’ prior written notice of such change.

(r)            Transactions with Affiliates. No Seller Party will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is not prohibited by the Program Agreements and is (i) in the ordinary course of such Seller Party’s business, (ii) consistent with its past practices or (iii)  on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction.

(s)           True, Correct and Complete Information. All information, reports, exhibits, schedules, financial statements (including, without limitation, any schedules thereto) or certificates prepared by a Seller Party, any of its Affiliates or any of its officers furnished to Buyer hereunder and during Buyer’s diligence of such Seller Party is and will be true, correct and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by a Seller Party to Buyer pursuant to this Agreement shall be prepared in accordance with GAAP.

(t)            Loan Amount. If a Mortgagor requests an increase in the related Loan Amount under any Underlying Asset, Seller shall, in its sole discretion, either accept or reject the Mortgagor’s request and notify Buyer in writing of Seller’s decision. If the request for a Loan Amount increase is accepted by Seller, the increase will be effected by Seller through modification of the Underlying Asset with the Mortgagor. Seller shall deliver to Buyer an updated Mortgage Loan Schedule reflecting the modification to the Underlying Asset and shall deliver any modified Collateral Documents to the Custodian. Notwithstanding anything to the contrary herein, in no event shall Buyer have any obligation to directly fund any subsequent advances directly to a Mortgagor with respect to any Underlying Asset, which obligations shall be retained by Seller.

(u)            Material Amendments to Loan Agreement and other Loan Documents. Without the prior written consent of Buyer, Seller shall not amend or modify the terms of any Loan Agreement, Mortgage Note or any other related Loan Document related to any Underlying Asset, other than Permitted Modifications. Unless an Event of Default is continuing, Seller is hereby authorized by Buyer to make Permitted Modifications with respect to the Underlying Assets in Seller’s reasonable business discretion; provided, that, Seller shall promptly provide Buyer with copies of any such amendments, modifications or waivers with respect to any Underlying Assets and any related documents required under the Custodial Agreement or reasonably requested by Buyer. With respect to any Underlying Asset that is a Permitted REO Asset, the applicable Seller and/or the related REO Subsidiary shall not take any material action with respect to such Permitted REO Asset or the REO Property other than in accordance with the business plan approved by Buyer, or amend or modify such business plan, without the prior written consent of Buyer in its sole discretion.

(v)           Anti-Corruption Laws and Anti-Money Laundering Laws. The proceeds of any Transaction shall not be used, directly or indirectly, for any purpose that would breach any applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions. Each Seller Party shall (i) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions and (ii) maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The repurchase (in whole or in part) of any Purchased Asset or any other payment due to Buyer under this Agreement or any other Program Agreement shall not be funded, directly or indirectly, with proceeds derived from a transaction that would be prohibited by Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, or in any manner that would cause a Seller Party, or to the knowledge of Seller, any Affiliate of a Seller Party to be in breach of any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions. With respect to any Underlying Assets that were originated by a Seller Party, such Seller Party shall conduct the customer identification and customer due diligence required in connection with the origination of each Underlying Asset for purposes of complying with all Anti-Money Laundering Laws and will maintain sufficient information to identify each such customer for purposes of such Anti-Money Laundering Laws.

(w)          Compliance with Sanctions. The proceeds of any Transaction hereunder will not, directly or indirectly, be used to lend, contribute, or otherwise be made available: (i) to fund any activities or business of or with a Sanctioned Target, or (ii) be used in any manner that would be prohibited by Sanctions or would otherwise cause Buyer to be in breach of any Sanctions. A Seller Party shall notify Buyer in writing not more than three (3) Business Days after becoming aware of any breach of Section 13(v) or this Section 13(w).

(x)            Delivery of Financial Statements and Other Information. Seller shall deliver or cause to be delivered the following information to Buyer, below within the time periods specified below:

(1)           within forty-five (45) days after the end of each calendar quarter (other than the fourth fiscal quarter of each calendar year), (i) the unaudited balance sheets of the Seller Parties as at the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Seller Parties, if applicable, for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Guarantor, which certificate shall state that said financial statements fairly present in all material respects the financial condition and results of operations of the Seller Parties, if applicable, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end adjustments), and (ii) an Officer’s Compliance Certificate; and

(2)            within ninety (90) calendar days after the end of each calendar year, the balance sheets and the related statements of income for the Seller Parties as at the end of such fiscal year, with such balance sheets and statements of income being audited if required by Buyer but in any event prepared by a certified public accountant in accordance with GAAP, consistently applied, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall have no “going concern” qualification and shall state that said financial statements fairly present the financial condition and results of operations of the Seller Parties, if applicable, as at the end of, and for, such fiscal year in accordance with GAAP, consistently applied.

(3)           Any financial statements required to be delivered hereunder shall be deemed to be delivered to the Buyer if such financial statements are available on www.sec.gov (or any applicable replacement website).

(y)           Assignments of Mortgage. At the request of Buyer, Seller shall use commercially reasonable efforts to obtain a corrected Assignment of Mortgage for any Underlying Asset if Buyer determines in its discretion that the related Assignment of Mortgage (i) is not in recordable form, (ii) may not be acceptable for recording under the laws of the jurisdiction in which the related Mortgaged Property is located, or (iii) may not be sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Underlying Asset to Buyer.

(z)            Reserved

(aa)         Taxes. Seller shall timely file all federal tax returns and all other material tax returns that are required to be filed by it and shall timely pay and discharge all income and other material taxes, assessments and other governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which appropriate reserves are being maintained.

(bb)         Investment Company Act. Each Seller Party shall provide prompt notice to Buyer if any Seller Party is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

(cc)         Special Purpose Entity. Unless otherwise consented to by Buyer in writing, Seller and each REO Subsidiary shall be a Special Purpose Entity.

(dd)         Trust Interests.

(i)            Seller shall deliver to Buyer the original Trust Certificate re-registered in the name of Buyer.

(ii)           Seller shall not take any action which results in the Trust Certificate being dealt or traded on securities exchanges or securities markets.

(iii)          Seller shall not issue any new classes under the Trust Agreement or the existing Trust Certificate that is subject to a Transaction hereunder without Buyer’s prior written consent.

(ee)          Increase in Loan Amount. If a Mortgagor requests an increase in the related Loan Amount under any Underlying Asset, the Seller shall, in accordance with the terms of the Trust Agreement, either accept or reject the Mortgagor’s request in accordance with the Underwriting and Loan Acquisition Guidelines and the Seller shall notify Buyer in writing of such decision. If the request for a Loan Amount increase is accepted by the Seller, the increase will be effected through modification of the Underlying Asset with the Mortgagor. Seller shall deliver to Buyer an updated Mortgage Loan Schedule reflecting the modification to the Underlying Asset and shall deliver any modified Loan Documents to Custodian. Notwithstanding anything to the contrary herein, in no event shall Buyer have any obligation to fund any advances made to a Mortgagor with respect to any Underlying Asset, which obligations shall be retained by the Seller.

(ff)           Trust Agreement. Seller shall not permit the Trust Agreement to be amended, restated or modified without Buyer’s prior written consent.

(gg)         Voting Rights. Buyer, in its capacity as registered holder of the Trust Certificate hereby grants to Seller a revocable license to exercise all voting and direction rights inuring to the “Holder” (as defined in the Trust Agreement) under the Trust Agreement; provided, however, that no vote shall be cast or direction right exercised or other action taken which would impair the Trust Certificate, the related Trust Interests, the Trust or the Underlying Assets or Buyer’s rights thereto or which would be inconsistent with or result in a violation of any provision of this Agreement or any other Program Agreement. For the sake of clarity, the license granted by Buyer pursuant to the prior sentence is revocable by Buyer solely upon the occurrence and continuance of an Event of Default.

14.           Events of Default

Each of the following shall constitute an “Event of Default” hereunder, each of which shall be and constitute a separate and independent event or act of default:

(a)           Payment Failure. Failure of Seller to (i) make any payment of Price Differential or Repurchase Price or any other sum that has become due on a Repurchase Date or otherwise when due, whether by acceleration or otherwise, under the terms of this Agreement and such failure continues for one (1) Business Day after the sooner to occur of Seller’s actual knowledge of such breach or written notice from Buyer to Seller, (ii) cure any Margin Deficit when due pursuant to Section 6, or (iii) make any payment of any other sum that has become due under the terms of this Agreement and such failure continues for three (3) Business Days after the sooner to occur of Seller’s actual knowledge of such breach or written notice from Buyer to Seller.

(b)           Cross Default.

(1)            (i)  a Seller Party shall be in default beyond applicable notice or cure periods under any Indebtedness, in the aggregate, in excess of $50,000,000, which default results in the actual acceleration of the maturity of such Indebtedness by any other party to or beneficiary with respect to such Indebtedness; or

(2)            a Seller Party shall have defaulted under, or failed to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between such Seller Party, on the one hand, and Buyer or any of Buyer’s Affiliates on the other hand, beyond any applicable grace and/or cure period governing any such instrument, agreement or contract.

(c)           Assignment. Any assignment or attempted assignment by a Seller Party of this Agreement or any rights hereunder without first obtaining the specific written consent of Buyer, or the granting by a Seller Party of any Lien (other than Permitted Encumbrances) on any Purchased Asset or Underlying Asset to any Person other than Buyer.

(d)           Insolvency. An Act of Insolvency shall have occurred with respect to a Seller Party.

(e)           [Reserved].

(f)            Breach of Financial Representation, Covenant or Obligation. A breach by a Seller Party of any of the representations, warranties, covenants or obligations set forth in Sections 7(d), 7(e), 12(a)(6), 12(a)(10), 12(a)(11), 12(a)(20), 12(a)(26), 12(a)(27), 13(b), 13(n), 13(r), 13(x) or 13(ff) of this Agreement.

(g)           Breach of Non-Financial Representation, Covenant or Obligation. A breach by a Seller Party of any other representation, warranty, covenant or any other obligation set forth in this Agreement or any Program Agreement to which it is a party (and not otherwise specified in Section 14(f) above) or any other failure to perform under this Agreement or any Program Agreement to which it is a party susceptible to cure, if such breach is not cured within thirty (30) days after the sooner to occur of such Seller Party’s actual knowledge of such breach or written notice from Buyer to such Seller Party (other than the representations and warranties set forth in Schedule 1-A or 1-B, which shall be considered solely for the purpose of determining the Asset Margin Base, the existence of a Margin Deficit and the obligation to repurchase the applicable Purchased Asset or Underlying Asset, and the breach thereof shall not constitute (or be deemed to constitute) an Event of Default, unless (i) such party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made, or (ii) any such representations and warranties have been determined by Buyer in its sole discretion to be materially false or misleading on a regular basis, then such breach shall constitute an immediate Event of Default and Seller shall have no cure right hereunder).

(h)           Change in Control. The occurrence of a Change in Control without the prior written consent of Buyer.

(i)            Failure to Transfer. Seller fails to transfer the Purchased Assets to Buyer, or fails to transfer one or more Mortgage Loans subject to a Transaction to the Trustee on behalf of the Trust, on or prior to the applicable Purchase Date (provided Buyer has tendered the related Purchase Price).

(j)            Judgment. A final judgment or judgments for the payment of money in an amount greater than $50,000,000 that is not insured against is entered against such Seller Party by one or more Governmental Authorities and the same is not satisfied, discharged (or provision has not been made for such discharge) or bonded, or a stay of execution thereof has not been procured, within sixty (60) days from the date of entry thereof;

(k)           Government Action. Any Governmental Authority takes any action to (i) condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of a Seller Party, (ii) displace the management of a Seller Party or curtail its authority in the conduct of the business of such Seller Party, (iii) terminate the activities of a Seller Party as contemplated by the Program Agreements, or (iv) remove, limit or restrict the approval of a Seller Party of the foregoing as an issuer, buyer or seller of securities, and in each case such action is not discontinued or stayed within thirty (30) days;

(l)            Inability to Perform. A Responsible Officer of a Seller Party shall admit such Seller Party’s inability to, or its intention not to, perform any material obligation under any applicable Program Agreement.

(m)          Security Interest. Buyer ceases for any reason to have a valid and perfected first priority security interest, subject only to Permitted Encumbrances, in the Purchased Assets or other Repurchase Assets.

(n)           Financial Covenants. The Guarantor shall, at any time from and after the initial Purchase Date with respect to the initial Transaction under this Agreement, fail to satisfy any of the financial covenants set forth in Section 9 of the Guaranty as of any applicable testing date therefor.

15.           Remedies and Procedural Requirements Upon Default

In the event an Event of Default is continuing:

(a)           Buyer may, at its option, declare an Event of Default to have occurred hereunder (which option shall be deemed to have occurred automatically upon the occurrence of the Event of Default set forth in Section 14(d)) and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Buyer shall (except upon the occurrence of an Act of Insolvency) give written notice to each Seller Party of the exercise of such option as promptly as practicable. (For purposes of this provision, notice provided by electronic mail in accordance with Section 19 shall constitute written notice.)

(b)           If Buyer exercises or is deemed to have exercised the option referred to in paragraph (a) of this Section, (i) Seller’s obligations in such Transactions to repurchase any or all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with paragraph (a) of this Section, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Buyer, or, to the extent not yet transferred to the applicable Collection Account, remitted to Buyer, and, in any case, may be applied, in Buyer’s sole discretion, to the aggregate unpaid Repurchase Prices for all outstanding Transactions and any other amounts owing by Seller hereunder, and (iii) Seller shall immediately comply with the further instructions of Buyer with respect to holding or delivering any of the Mortgage Files relating to any Underlying Assets subject to such Transactions then in Seller’s possession or control. In addition, Buyer shall have the right to satisfy any Obligations with funds remaining in the Collection Accounts.

(c)           Buyer also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of Seller and each REO Subsidiary relating to the Purchased Assets and the Underlying Assets and all documents relating to the Underlying Assets (including, without limitation, any legal, credit or servicing files with respect to the Underlying Assets) and the Underlying Assets that are then or may thereafter come in to the possession of Seller, REO Subsidiary or any third party acting for Seller or the REO Subsidiary. Buyer shall be entitled to specific performance of all agreements of Seller or each REO Subsidiary contained in this Agreement.

(d)           Buyer shall have the right to direct Servicer, as servicer of any Underlying Assets, to remit all collections thereon to Buyer to the extent that Servicer is not currently remitting to Buyer, and if any such payments are received by Seller or REO Subsidiary, such Seller or REO Subsidiary shall not commingle the amounts received with other funds of Seller or REO Subsidiary and shall promptly pay them over to Buyer. Buyer shall also have the right to terminate Servicer, as servicer of any or all Underlying Assets, with or without cause.

(e)           In addition, Buyer shall have the right to immediately sell the Purchased Assets and the Underlying Assets (including, without limitation, the Servicing Rights) and liquidate all the Purchased Assets and Underlying Assets. Such disposition of Purchased Assets and/or Underlying Assets may be, at Buyer’s option, on either a servicing-released or a servicing-retained basis. Buyer shall not be required to give any warranties as to the Purchased Assets or the Underlying Assets with respect to any such disposition thereof. Buyer may specifically disclaim or modify any warranties of title or the like relating to the Purchased Assets or the Underlying Assets. The foregoing procedure for disposition of the Purchased Assets and/or Underlying Assets and liquidation thereof shall not be considered to adversely affect the commercial reasonableness of any sale thereof. Seller agrees that it would be commercially reasonable for Buyer to dispose of the Purchased Assets, the Underlying Assets or any portion thereof by using Internet sites that provide for the auction of assets similar to the Purchased Assets or Underlying Assets, as applicable, or that match buyers and sellers of assets similar to the Purchased Assets or Underlying Assets. Buyer shall be entitled to place the Underlying Assets in a pool for issuance of mortgage-backed securities at the then-prevailing price for such securities and to sell such securities for the then-prevailing price in the open market. Buyer shall also be entitled to sell any or all of such Purchased Assets and/or Underlying Asset individually for the then-prevailing price. Buyer shall also be entitled, in its sole discretion to elect, in lieu of selling all or a portion of such Purchased Assets and/or Underlying Assets, to give Seller credit for such Purchased Assets and/or Underlying Assets in an amount equal to the then-current market value of the Purchased Assets (as determined by Buyer (or an Affiliate thereof) in its sole discretion using methodology consistent with Buyer’s determination with respect to similar portfolios) against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. Seller hereby expressly acknowledges and agrees that Buyer’s market value pricing pursuant to this Section 15(e) is a “generally recognized source” as that phrase is used in Section 559 of the Bankruptcy Code. For the avoidance of doubt, the sale and liquidation of Underlying Assets pursuant to this Section 15(e), including Seller’s credit in lieu of sale, shall be valued as of the date of any such sale, liquidation or Seller’s credit and not on the date of an Event of Default or any other date.

(f)            Upon the occurrence of an Event of Default, Buyer may apply any proceeds from the liquidation of the Purchased Assets and/or related Underlying Assets to the Repurchase Prices hereunder and all other Obligations in the manner Buyer deems appropriate in its sole discretion.

(g)           Seller shall be liable to Buyer for (i) the amount of all reasonable legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the cost of counsel of Buyer)) incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including any fee, expense and commission) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(h)           Seller shall be liable to Buyer for the Repurchase Price related to a Transaction, and, to the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller under this paragraph shall be at a rate equal to the Post Default Rate.

(i)            Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law, including, without limitation, any equitable remedies.

(j)            Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in paragraph (a) of this Section, at any time thereafter without notice to Seller. All rights and remedies arising under this Agreement are cumulative and not exclusive of any other right or remedy that Buyer may have or to which Buyer may be entitled.

(k)           Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each of Seller and REO Subsidiary hereby expressly waives any defenses Seller and/or REO Subsidiary might otherwise have to require Buyer to enforce its rights by judicial process. Each of Seller and REO Subsidiary also waives any defense (other than a defense of payment or performance) Seller and/or REO Subsidiary might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Assets and/or the related Underlying Assets, or from any other election of remedies. Each of Seller and REO Subsidiary recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(l)            Exercise the Unwind Rights pursuant to the terms of the Program Agreements and the Trust Agreement.

16.            Reports

(a)           Notices. Each Seller Party shall furnish to Buyer (w) immediately upon receipt, copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, potential defaults or potential breaches), (x) immediately upon distribution to a Seller Party’s lender, any material financial information not otherwise required to be provided by a Seller Party hereunder but is given to a Seller Party’s lender, (y) immediately, notice of the occurrence of any Event of Default hereunder or default or breach by a Seller Party of any obligation under any Program Agreement or any material contract or agreement of a Seller Party or the occurrence of any event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect or an Event of Default, and (z) the following:

(1)           from time to time such other information regarding the financial condition, operations, or business of a Seller Party as Buyer may reasonably request;

(2)           as soon as reasonably possible, notice of any of the following events:

(a)            any material change in the insurance coverage required of a Seller Party or any other Person pursuant to any Program Agreement, with a copy of evidence of same attached;

(b)            (i) any claim, dispute, litigation, investigation, proceeding or suspension between (y) any Seller Party and (z) any Governmental Authority, or (ii) any claim, dispute, litigation, investigation, proceeding or suspension between (y) any of a Seller Party and (z) any other Person; provided, that, in each case, such claim, dispute, litigation, investigation, proceeding or suspension individually or in the aggregate is reasonably likely to cause a Material Adverse Effect;

(c)            any material change in accounting policies or financial reporting practices of a Seller Party;

(d)            with respect to any Underlying Asset, promptly upon actual knowledge of a Responsible Officer of Seller, that the value of such Underlying Asset has been materially and adversely affected for any reason;

(e)            any issues raised upon examination of a Seller Party’s facilities by any Governmental Authority, which issues could reasonably be expected to have a Material Adverse Effect;

(f)             any breach of a representation or warranty set forth in Schedule 1-A or 1-B hereto; and

(g)            any other event, circumstance or condition that has resulted, or would reasonably be expected to result, in a Material Adverse Effect with respect to a Seller Party.

(b)           Mortgage Loan Reports. Each of Seller and each REO Subsidiary will furnish to Buyer monthly electronic Underlying Asset performance data, including, without limitation, delinquency reports, and any other periodic reports, servicing reports, data feeds or other information related to the servicing of the Underlying Assets received by Seller from the Servicer. In addition to the foregoing, with respect to each Underlying Asset that is a Permitted Delinquent Asset, Sellers and REO Subsidiary shall furnish to Buyer monthly electronic performance data for such Underlying Assets, including, without limitation, (i) the number of days delinquent, (ii) the delinquency category (e.g., active loss mitigation, foreclosure, REO, etc.), (iii) the existence of any bankruptcy flag and the status of any related bankruptcy or similar proceeding (if applicable), (iv) the status of any pending foreclosure or similar proceeding (if applicable), (v) the number of days that have elapsed since the commencement of an Enforcement Action (if applicable), (vi) the number of days that have elapsed since the completion of a Realization Event (if applicable), (vii) the exit plan and (viii) any other reports, documentation or other information reasonably requested by Buyer with respect to such Underlying Asset, the related Mortgagor and/or the related Mortgaged Property (or REO Property, as applicable).

(c)           Asset Tape. Seller shall cause Servicer to provide an Asset Tape to Buyer or the Custodian in accordance with Section 13(d).

(d)           Status/Valuation of Mortgaged Properties (and REO Properties). The Seller shall provide to Buyer monthly electronic valuations of each Mortgaged Property and REO Property underlying an Underlying Asset and an update on the “for sale” status of such Mortgaged Property (or REO Property, as applicable), each in a format mutually acceptable to Buyer and Seller.

(e)           Remittance Report. Each Seller Party shall cause Servicer to provide a Remittance Report to Buyer, in an electronic format acceptable to Buyer (i) on each Reporting Date if there are collections on the Underlying Assets, and (ii) within one (1) Business Day of any of the following (A) the occurrence and continuation of an Event of Default, (B) any payment in full, or (C) the request of Buyer.

(f)            Regulatory Action. Each Seller Party shall promptly provide Buyer with written notice of any investigation, commenced or threatened, by any federal, state or local government agency that such Seller Party is not prohibited from providing notice thereof to Buyer and to the extent such investigation could reasonably be expected to have a Material Adverse Effect.

(g)           Other. Each Seller Party shall deliver to Buyer any other reports or information reasonably requested by Buyer or as otherwise required pursuant to this Agreement.

17.           Financings and Repurchase Transactions

Buyer may, in its sole election, engage in repurchase transactions with the Purchased Assets or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Assets with a counterparty of Buyer’s choice. Upon receipt of the Repurchase Price and all fees and expenses related to any Underlying Asset, Buyer is obliged to transfer Underlying Assets to Seller pursuant to Section 4 hereof and credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 7 hereof; provided, that in each instance an Event of Default is not continuing.

18.           Single Agreement

Buyer and each Seller Party acknowledge that, and have entered hereunto, and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, Buyer and each Seller Party agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

19.           Notices and Other Communications

Any and all notices (with the exception of Transaction Requests), statements, demands or other communications hereunder may be given by a party to the other by United States Postal Service, electronic mail or facsimile to Seller’s or Buyer’s address specified in the Pricing Side Letter or so sent to such party at any other place specified in a notice of change of address hereafter received by the other. Notice provided by electronic mail or facsimile shall be deemed to be given upon transmission; provided, that, an electronic notice of non-transmission is not received.

20.           Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

21.           Non-Assignability

(a)           Buyer may, at any time, sell participations in all or any portion of Buyer’s rights and/or obligations under this Agreement and the Program Agreements, (i) without notice to or consent of a Seller Party, (x) to any Affiliate of Buyer (including any Person managed or otherwise subject to an investment management agreement with Buyer or any Affiliate of Buyer) or (y) after the occurrence and during the continuance of an Event of Default, to any Person (other than a natural person or a Seller Party or any Affiliate of a Seller Party) (a “Participant”), and (ii) upon five (5) Business Days’ written notice to and written consent of Seller, to any Participant; provided, that (i) Buyer’s obligations under the Program Agreements shall remain unchanged, (ii) Buyer shall remain solely responsible to each Seller Party for the performance of such obligations, and (iii) each Seller Party shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under the Program Agreements. Buyer shall, acting solely for this purpose as a non-fiduciary agent of each Seller Party, maintain a register of Participants in accordance with Section 5f.103-1(c) of the United States Treasury Regulations (the “Participant Register”) on which it enters the name and address of each Participant and the percentage or portion of each Participant’s interest in the Purchased Assets or other obligations under the Program Agreements; provided, that Buyer shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Program Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103 1(c) of the United States Treasury Regulations. No Participant shall have any right to approve any amendment, waiver or consent with respect to any Program Agreement, except to the extent that the Repurchase Price or Price Differential of any Purchased Asset would be reduced or the Repurchase Date of any Purchased Asset or Underlying Asset would be postponed. Each Participant shall be entitled to the benefits of Section 10 to the same extent as if it had acquired its interest by assignment pursuant to Section 21(b) (subject to the requirements and limitations therein, including the requirements under Section 10(g) (it being understood that the documentation required under Section 10(g) shall be delivered to the participating Buyer)), but shall not be entitled to receive any greater payment thereunder than Buyer would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Seller’s prior written consent. To the extent permitted by Requirements of Law, each Participant shall be entitled to the benefits of Sections 15(k), 22 and 28 to the same extent as if it had acquired its interest by assignment pursuant to Section 21(b).

(b)           The Program Agreements are not assignable by any Seller Party. Buyer may, at any time, assign all or a portion of its rights and obligations under this Agreement and the Program Agreements (i) without notice to or consent of a Seller Party, (x) to any Affiliate of Buyer (including any Person managed or otherwise subject to an investment management agreement with Buyer or any Affiliate of Buyer) or (y) after the occurrence and during the continuance of an Event of Default, to any Person (other than a natural person or a Seller Party or any Affiliate of a Seller Party) (an “Assignee”), and (ii) upon five (5) Business Days’ written notice to and written consent of Seller, to any Assignee; provided, that Buyer shall maintain, as agent of Seller, for review by the Seller Parties upon written request, a register of assignees in accordance with Section 5f.103-1(c) of the United States Treasury Regulations (the “Assignment Register” and, together with the Participant Register, the “Registers”) and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Agreement to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to and assume the applicable rights and obligations of Buyer hereunder, and (b) so long as such assignee has succeeded to and assumed the applicable rights and obligations of Buyer hereunder, Buyer shall be released from its obligations hereunder and under the Program Agreements to the extent of the percentage or portion set forth in the Assignment and Acceptance. Other than in the case of a 100% assignment of Buyer’s rights and obligations under this Agreement and the other Program Agreements, each Seller Party shall continue to take directions solely from Buyer. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by a Seller Party, provided such prospective assignee agrees in writing to be bound by the confidentiality and non-circumvention provisions of this Agreement.

(c)           The entries in each Register shall be conclusive absent manifest error, and Buyer shall treat each Person whose name is recorded in a Register as the owner of such participation or assignment interest, as applicable, for all purposes of the Program Agreements notwithstanding any notice to the contrary.

22.           Set-off

In addition to any rights now or hereafter granted under the Program Agreements, Requirements of Law or otherwise, Seller hereby grants to Buyer and each Indemnified Party, to secure repayment of the Obligations, a right of set-off upon any and all of the following: monies, securities, collateral or other property of Seller and any proceeds from the foregoing, now or hereafter held or received by Buyer, any Affiliate of Buyer or any Indemnified Party, for the account of Seller, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general, specified, special, time, demand, provisional or final) and credits, claims or Indebtedness of Seller at any time existing, and any obligation owed by Buyer or any Affiliate of Buyer to Seller and to set–off against any Obligations or Indebtedness owed by the Seller and any Indebtedness owed by Buyer or any Affiliate of Buyer to Seller, in each case whether direct or indirect, absolute or contingent, matured or unmatured, whether or not arising under the Program Agreements and irrespective of the currency, place of payment or booking office of the amount or obligation and in each case at any time held or owing by Buyer, any Affiliate of Buyer or any Indemnified Party to or for the credit of Seller, without prejudice to Buyer’s right to recover any deficiency. Each of Buyer, each Affiliate of Buyer and each Indemnified Party is hereby authorized upon any amount becoming due and payable by Seller to Buyer or any Indemnified Party under the Program Agreements, the Obligations or otherwise or upon the occurrence of an Event of Default, without notice to Seller, any such notice being expressly waived by Seller to the extent permitted by any Requirements of Law, to set–off, appropriate, apply and enforce such right of set–off against any and all items hereinabove referred to against any amounts owing to Buyer or any Indemnified Party by Seller under the Program Agreements and the Obligations, irrespective of whether Buyer, any Affiliate of Buyer or any Indemnified Party shall have made any demand under the Program Agreements and regardless of any other collateral securing such amounts, and in all cases without waiver or prejudice of Buyer’s rights to recover a deficiency. Seller shall be deemed directly indebted to Buyer and the other Indemnified Parties in the full amount of all amounts owing to Buyer and the other Indemnified Party by Seller under the Program Agreements and the Obligations, and Buyer and the other Indemnified Party shall be entitled to exercise the rights of set–off provided for above. ANY AND ALL RIGHTS TO REQUIRE BUYER OR OTHER INDEMNIFIED PARTY TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO THE PURCHASED ASSETS OR THE UNDERLYING ASSETS OR OTHER INDEMNIFIED PARTIES UNDER THE PROGRAM AGREEMENTS, PRIOR TO EXERCISING THE FOREGOING RIGHT OF SET–OFF, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY Seller.

Buyer or any Indemnified Party shall promptly notify Seller after any such set–off and application made by Buyer or such Indemnified Party; provided, that, the failure to give such notice shall not affect the validity of such set–off and application. If an amount or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other party when the amount or obligation is ascertained. Nothing in this Section 22 shall be effective to create a charge or other security interest. This Section 22 shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which any party is at any time otherwise entitled.

23.           Binding Effect; Governing Law; Jurisdiction

(a)           This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each party acknowledges that the obligations of such party hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of such party (other than under the Guaranty). THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE or cause of action (whether in contract, tort or otherwise) based upon, ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, the transactions contemplated by this agreement, THE RELATIONSHIP OF THE PARTIES HERETO, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, including the statutes of limitations and other procedural laws thereof, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, which shall apply.

(b)           each PARTY HERETO HEREBY WAIVES TRIAL BY JURY. each Seller Party HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS IN ANY ACTION OR PROCEEDING. each PARTY HERETO HEREBY SUBMITS TO, AND WAIVES ANY OBJECTION IT MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.

(c)           each Party HERETO HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PARTY, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION. NO INDEMNIFIED PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS.

(d)           each PARTY HERETO ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 23 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE PROGRAM AGREEMENTS, AND THAT SUCH PARTY WILL CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS UNDER THE PROGRAM AGREEMENTS.

(e)           THE PROVISIONS OF THIS SECTION 23 SHALL SURVIVE TERMINATION OF THE PROGRAM AGREEMENTS AND THE PAYMENT IN FULL OF THE OBLIGATIONS.

24.           No Express or Implied Waivers; Amendments and Modifications, Etc.

No express or implied waiver of any Event of Default by Buyer shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No amendment, restatement, modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by each of the parties hereto. Without limitation of any of the foregoing, the failure to give a notice pursuant to Section 6(b), Section 16 or otherwise, will not constitute a waiver of any right to do so at a later date.

25.            Intent

(a)           Each Seller Party and Buyer intend and recognize, to the fullest extent permitted under the Bankruptcy Code, that (i) each Transaction is a “securities contract” as that term is defined in Section 741(7)(A)(i) of the Bankruptcy Code, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code (except insofar as the type of Purchased Assets subject to such Transaction or the term of such Transaction would render such definition inapplicable), (ii) the pledge of the Related Credit Enhancement in Section 34 hereof is intended to constitute a “security agreement or arrangement or other credit enhancement” that is “related to” this Agreement and the Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code and (iii) each of the Guaranty and Pledge Agreement constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A) and 741(7)(A)(xi) of the Bankruptcy Code. Each party hereto further agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of this Agreement or any Transaction hereunder as a “master netting agreement,” “repurchase agreement” and/or “securities contract” within the meaning of the Bankruptcy Code.

(b)           Each Seller Party and Buyer intend and acknowledge that (i)(1) for so long as Buyer is a “financial institution,” “financial participant” or another entity listed in Sections 555, 559, 561, 362(b)(6), 362(b)(7) or 362(b)(27) of the Bankruptcy Code, Buyer shall be entitled to, without limitation, the liquidation, termination, acceleration, netting, set-off, and non-avoidability rights afforded to parties such as Buyer to “securities contracts” pursuant to Sections 555, 362(b)(6) and 546(e) of the Bankruptcy Code and “master netting agreements” pursuant to Sections 561, 362(b)(27) and 546(j) of the Bankruptcy Code, and (2) Buyer’s right to liquidate the Purchased Assets and other Repurchase Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 15 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561; (ii) Buyer’s right to set-off claims and appropriate and apply any and all deposits of money or property or any other indebtedness at any time held or owing by Buyer to or for the credit of the account of any Affiliate against and on account of the obligations and liabilities of Seller pursuant to Section 22 hereof is a contractual right as described in Bankruptcy Codes Section 553 and 561; and (iii) any payments or transfers of property made with respect to this Agreement or any Transaction shall be considered a “margin payment” or “settlement payment” as such terms are defined in Bankruptcy Code Sections 741(5) and 741(8).

(c)           Each Seller Party and Buyer agree that this Agreement is intended to create mutuality of obligations among the parties, and as such, this Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.

26.           Power of Attorney

Each of Seller and REO Subsidiary authorizes Buyer to file such financing statement or statements relating to the Purchased Assets and the related Underlying Assets without each Seller’s signature thereon as Buyer, at its option, may deem appropriate. Each of Seller and REO Subsidiary hereby appoints Buyer as Seller’s agent and attorney-in-fact to execute any such financing statement or statements in Seller’s name and to perform all other acts Buyer deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Purchased Assets and the related Underlying Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, providing “good-bye” letters to the Mortgagor, and sign assignments on behalf of Seller and REO Subsidiary as its agent and attorney-in-fact. This agency and power of attorney is coupled with an interest and is irrevocable without Buyer’s consent, and each of Seller and REO Subsidiary shall at Buyer’s request immediately execute all powers of attorney in favor of Buyer in the form attached hereto as Exhibit B. In addition, each of Seller and REO Subsidiary shall direct that, pursuant to its execution and delivery of such a power of attorney, certain personnel of Buyer may take certain actions on behalf of Seller and/or REO Subsidiary following the occurrence and during the continuance of an Event of Default, with such direction to survive until all obligations of Seller hereunder are satisfied. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section.

27.           Buyer May Act Through Affiliates

Buyer may, from time to time, designate one or more Affiliates for the purpose of performing any action hereunder.

28.            Indemnification; Obligations

(a)           Seller agrees to hold Buyer and each of its respective Affiliates and their officers, directors, employees, agents, attorneys and advisors (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) of any kind which may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of this Agreement, any Transaction Request, any Program Agreement or any transaction contemplated hereby or thereby resulting from anything other than (i) any Indemnified Party’s bad faith, gross negligence or willful misconduct, or (ii) a material breach by any Indemnified Party of its express obligations under any Program Agreement. Seller shall reimburse each Indemnified Party for all reasonable documented out-of-pocket expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, any Transaction Request and any Program Agreement, including, without limitation, the reasonable fees and disbursements of counsel. Seller’s agreements in this Section shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement. Seller hereby acknowledges that its obligations hereunder are not limited to recoveries each Indemnified Party may have with respect to the Purchased Assets or the Underlying Assets. Each party agrees not to assert any claim against any other party, any of its Affiliates or any Indemnified Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE INDEMNITY IN THIS SECTION EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES. Section 28 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

(b)           Without limiting the provisions of paragraph (a) of this Section, if Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer, in its sole discretion. Seller shall reimburse Buyer for any such costs, including without limitation, per diem interest at the Post Default Rate.

29.           Counterparts

This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of such party by means of (i) an original manual signature, (ii) a scanned or photocopied manual signature or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code in effect in any applicable jurisdiction (collectively, the “Signature Law”), in each case to the extent applicable.  Each scanned or photocopied manual signature or other electronic signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature.  Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any scanned or photocopied manual signature or other electronic signature of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument.  For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

30.           Confidentiality

Each party hereto hereby acknowledges and agrees that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Program Agreements or the Transactions contemplated thereby, including, but not limited to, the name of, or identifying information with respect to any party hereto, any pricing terms, LTV or other nonpublic business or financial information (including, without limitation, any sub-limits, financial covenants, financial statements and performance data), the existence of this Agreement and the Transactions with the Buyer and the Seller Parties (the “Confidential Information”) shall be kept confidential and shall not be divulged to any party without the prior written consent of Buyer and each Seller Party except to the extent that (i) it is necessary to disclose to its Affiliates or investors and their respective legal counsel, accountants, auditors, or taxing authorities, (ii) it is requested or required by governmental agencies, regulatory bodies or other legal, governmental or regulatory process, in which case such Seller Party or Buyer, as applicable, shall provide prior written notice to each other party unless legally prohibited from doing so, (iii) any of the Confidential Information is in the public domain other than due to a breach of this covenant, (iv) an Event of Default has occurred and is continuing and Buyer or a Seller Party determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Assets or the Underlying Assets or otherwise to enforce or exercise Buyer’s or Seller’s rights hereunder or (v) Buyer and, to the extent that notice to or the consent of Seller is required pursuant to Section 21, Seller agrees that such information is necessary or desirable to disclose in connection with any transaction or potential transaction or any assignment, participation, potential assignment, potential participation or rehypothecation in accordance with Section 21 hereof, so long as such disclosure is subject to an agreement containing provisions substantially the same as (or no less restrictive than) those of this Section. Each party hereto shall be responsible for any breach of the terms of this Section 30 by any Person that it discloses Confidential Information to pursuant to clause (i) above. No party hereto shall, without the written consent of each other party, make any communication, press release, public announcement or statement in any way connected to the existence or terms of this Agreement or the other Program Agreements or the Transactions contemplated hereby or thereby, except where such communication or announcement is required by law or regulation, in which event the Seller or Buyer, as applicable, will consult with Buyer or the Seller, as applicable, and cooperate with respect to the wording of any such announcement. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment or tax structure of the Transactions, any fact relevant to understanding the federal, state and local tax treatment or tax structure of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment or tax structure; provided that, such Seller Party or Buyer may not disclose the name of or identifying information with respect to Buyer or any pricing terms (including, without limitation, the Pricing Rate and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the Seller Parties and Buyer.

31.           Periodic Due Diligence Review

Each Seller Party acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to such Seller Party, the Purchased Assets and the Underlying Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and each Seller Party agrees that upon reasonable (but no fewer than three (3) Business Days’) prior notice, unless an Event of Default shall have occurred, in which case no notice to Seller Parties is required, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, records, agreements, instruments or information relating to the Purchased Assets or the Underlying Assets in the possession or under the control of a Seller Party and/or the Custodian. Each Seller Party also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage. Without limiting the generality of the foregoing, each Seller Party acknowledges that Buyer may enter into Transactions with respect to the Purchased Assets and the related Underlying Assets from Seller based solely upon the information provided by Seller to Buyer in the Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Purchased Assets and Underlying Assets subject to a Transaction, including, without limitation, ordering Broker Price Opinions, new credit reports and new Evaluation/Appraisals on the related Mortgaged Properties and REO Properties and otherwise re-generating the information used to originate such Underlying Asset, which such information may be used by Buyer to calculate the Asset Margin Base. Buyer may underwrite such Underlying Assets itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Each Seller Party agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Underlying Assets therein in the possession, or under the control, of such Seller Party. Each Seller Party also further agrees that Seller Parties shall pay all reasonable out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 31.

32.           Authorizations

Any of the persons whose signatures and titles appear on Schedule 2 hereto are authorized, acting singly, to act for Seller, Guarantor or Buyer, as the case may be, under this Agreement and the other Program Agreements.

33.           Documents Mutually Drafted

Each Seller Party and Buyer agree that this Agreement and each other Program Agreement prepared in connection with the Transactions set forth herein have been mutually negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

34.           Security Interest

Although the parties intend that, except as provided in Section 10(f), all Transactions hereunder be sales and purchases and not loans, each Granting Party hereby pledges to Buyer as security for performance by Seller of Seller’s obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in all of each Granting Party’s right, title and interest in and to the Purchased Assets, the Records, and all related Servicing Rights with respect to the Underlying Assets, the Program Agreements, any Property relating to the Underlying Assets, all insurance policies and insurance proceeds relating to any Underlying Asset or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance covering the related Mortgaged Property for an Underlying Asset, hazard insurance covering the related Mortgaged Property for an Underlying Asset, Income, each Collection Account, the Interest Reserve Account and each Reserve Account and all amounts and property from time to time on deposit therein and all replacements, substitutions or distributions on or proceeds, payments and profits of, and records and files relating to such accounts (including any interest of any Granting Party in escrow accounts) and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges), general intangibles and other assets relating to the Underlying Assets (including, without limitation, any other accounts) or any interest in the Underlying Assets, including all rights to receive from any third party or take delivery of any Records or other documents which constitute part of a Mortgage File, and any proceeds and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request and/or Trust Receipt, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Primary Repurchase Assets” together with the Pledged Assets, the “Repurchase Assets”).

Each Granting Party agrees to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Buyer’s security interest created hereby.

In addition, pursuant to the Pledge Agreement, the Trustee on behalf of the Trust shall grant to Buyer a security interest in and to, and pledge all of its rights, title and interest under, the Pledged Assets as additional support for the Obligations hereunder, and Rithm Loan Aggregation Trust shall grant to Buyer a security interest in and to, and pledge of all of its rights, title and interest under the Residual Pledged Collateral (as defined in the Residual Pledge Agreement), which additional security agreements shall be considered “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Bankruptcy Code Sections 101(38A)(A) and 741(7)(A)(x) (together with the Primary Repurchase Assets, the “Related Credit Enhancement”).

Furthermore, each Granting Party hereby authorizes Buyer to file financing statements relating to the Purchased Assets and the Underlying Assets, as Buyer may deem appropriate. Each Granting Party also hereby irrevocably authorizes Buyer and its counsel to file UCC financing statements with respect to such Granting Party in form and substance satisfactory to Buyer, describing the collateral as “All assets of Granting Party, whether now owned or existing or hereafter acquired or arising and wheresoever located, and all proceeds and products thereof” or words to that effect, notwithstanding that such description may be broader than the collateral granted hereby. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 34.

(a)           Trust Interests as Securities. The parties (i) acknowledge and agree that each of the Trust Interests each shall constitute and remain “securities” as defined in Article 8 of the UCC and (ii) covenant and agree that such Trust Interests are not and will not be dealt in or traded on securities exchanges or securities markets. Seller shall, at its sole cost and expense, take all steps as may be necessary in connection with the indorsement, transfer, delivery and pledge of all Trust Interests that are Purchased Assets to Buyer.

(b)           Additional Interests. If, as a result of ownership of the Trust Interests, Seller shall become entitled to receive or shall receive any certificate evidencing any such Trust Interest or other equity interest, any option rights, whether in addition to, in substitution for, as a conversion of, or in exchange for such Trust Interests, or otherwise in respect thereof, Seller shall accept the same as the Buyer’s agent, hold the same in trust for the Buyer and deliver the same forthwith to the Buyer in the exact form received, duly indorsed by Seller to the Buyer, if required, together with an undated transfer power, if required, covering such certificate duly executed in blank, to be held by the Buyer subject to the terms hereof as additional security for the Obligations. If following the occurrence and during the continuation of an Event of Default any sums of money or property so paid or distributed in respect of such Trust Interests shall be received by Seller, Seller shall, until such money or property is paid or delivered to the Buyer, hold such money or property in trust for the Buyer segregated from other funds of Seller as additional security for the Obligations.

35.           Further Assurances

Each Seller Party shall, promptly upon Buyer’s request, deliver documentation that Buyer deems reasonably necessary or desirable to evidence compliance with all applicable “know your customer” due diligence checks in form and substance satisfactory to Buyer. The parties shall execute, acknowledge, and deliver such instruments, and take such acts, as reasonably necessary to effectuate the transactions contemplated herein.

36.           Reserved

37.           Conflicts

In the event of any conflict between the terms of this Agreement and any other Program Agreement, the documents shall control in the following order of priority: first, the terms of the Pricing Side Letter shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Program Agreements shall prevail. To the extent there is a conflict between the terms of the Guaranty and this Agreement, the terms of the Guaranty shall control the obligations of the Guarantor.

38.           Effect of Benchmark Transition Event

Notwithstanding anything to the contrary herein or in any other Program Agreement:

(a)           Alternative Rate; Term SOFR Transactions.

(1)           If Buyer determines in its sole discretion (which determination shall be conclusive and binding upon Seller absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Term SOFR (other than as contemplated by a Benchmark Transition Event), Buyer shall give telecopy or telephonic notice thereof to Seller as soon as practicable thereafter. If such notice is given, the Benchmark with respect to all outstanding Transactions until such notice has been withdrawn by Buyer, shall be a per annum rate equal to the Alternative Rate.

(2)           Notwithstanding any other provision herein, if, after the date of the Effective Date, the adoption of or any change in any Requirements of Law or in the interpretation or application thereof shall make it unlawful for Buyer to effect Term SOFR Transactions as contemplated by the Program Agreements (other than due to a Benchmark Transition Event), (x) the commitment of Buyer hereunder to enter into new Term SOFR Transactions and to continue Term SOFR Transactions as such shall forthwith be canceled, and (y) the Term SOFR Transactions then outstanding shall be converted automatically to Alternative Rate Transactions.

(b)           Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Program Agreement, if (i) a Benchmark Transition Event and (ii) a Benchmark Replacement Date with respect thereto have occurred prior to the Reference Time in connection with any setting of the then-current Benchmark, then such Benchmark Replacement will replace the then-current Benchmark for all purposes under this Agreement and under any other Program Agreement in respect of such Benchmark setting and subsequent Benchmark settings without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Program Agreement.

(c)           Benchmark Replacement Conforming Changes. In connection with the implementation and administration of Term SOFR or a Benchmark Replacement, Buyer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Program Agreement, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Program Agreement.

(d)           Notices; Standards for Decisions and Determinations. Buyer will promptly notify Seller of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by Buyer pursuant to this Section 38, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 38.

39.           REO Conversion

a.             Seller shall notify Buyer no less than ten (10) Business Days prior to commencing any Enforcement Action with respect to a Permitted Delinquent Loan and, subject to satisfaction of each of the terms and conditions set forth below, Seller shall be permitted to complete such Enforcement Action with respect to such Permitted Delinquent Loan (a “Realization Event”) and substitute the Permitted REO Asset in place of the Permitted Delinquent Loan as part of the collateral for the applicable Transaction and related Obligations:

(1)           No Default or Event of Default shall have occurred and be continuing.

(2)           (i) Any related mezzanine loan and/or any senior, pari passu, subordinate or other interest in the related Mortgage Loan shall have been extinguished, collapsed or otherwise terminated and the related REO Subsidiary shall have acquired undivided legal title to the related REO Property in fee simple, free and clear of any and all Liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such REO Property; and (ii) one hundred percent (100%) of the REO Subsidiary Interests in such REO Subsidiary shall have been assigned to Buyer in blank by Seller pursuant to the applicable Assignment Documents.

(3)           Buyer or its designee (including Custodian and/or a bailee approved by Buyer in its sole discretion) shall have received (i) to the extent the related REO Subsidiary is not already a party to this Agreement and the Pricing Side Letter, (x) an executed REO Joinder Agreement, and (y) the original REO Subsidiary Certificate, (iii) the original REO Deed conveying legal title to the related REO Property to the REO Subsidiary, (iv) the original Assignment Documents with respect to the Permitted REO Asset, and (v) the originals or copies of all other documentation reasonably requested by Buyer in connection with the Realization Event, the transfer of the related Permitted REO Asset and/or the related Transaction.

(4)           Buyer shall have received an incumbency certificate from an authorized representative of the REO Subsidiary, together with all applicable attachments, certifying that attached thereto are (i) a true, correct and complete certificate of formation, including all amendments thereto, of REO Subsidiary, certified as of a recent date by the secretary of state of the state of its formation; (ii) a true, correct and complete limited liability company agreement, including all amendments thereto, of REO Subsidiary, and (iii) a true, correct and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of the REO Subsidiary.

(5)           Buyer shall have received opinions of outside counsel to Seller Parties acceptable to Buyer in its sole discretion (including, but not limited to, those relating to corporate matters with respect to the REO Subsidiary, grant and perfection of the security interest in the REO Subsidiary Interests and any necessary updates to the Bankruptcy Code safe harbor opinion).

(6)           The REO Property shall be (i) insured by an ALTA owner’s title insurance policy, or its equivalent as adopted in the applicable jurisdiction, insuring REO Subsidiary together with its successors and assigns, subject only to the title exceptions included in the lender’s title insurance policy delivered in connection with the origination of the related Purchased Asset; and (ii) managed by a property manager approved by Buyer in its sole discretion pursuant to a property management agreement acceptable to Buyer in its sole discretion;

(7)           Each of the representations and warranties in the applicable section of Schedule 1-A or 1-B shall be true and correct with respect to the Permitted REO Asset (except as set forth in a list of requested exceptions approved by Buyer in its sole and absolute discretion for such Permitted REO Asset).

(8)           Buyer and Seller shall enter into a new or an amended and restated Transaction Request with respect to the related Transaction.

b.             Seller shall promptly pay, or reimburse Buyer for, any reasonable out-of-pocket costs, including third-party due diligence costs and reasonable and documented fees and expenses of Buyer’s outside counsel, incurred by Buyer in connection with the Realization Event, the transfer of the related Permitted REO Asset and/or the related Transaction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each party hereto have caused their names to be signed hereto by their respective signatories thereunto duly authorized as of the date first above written.

CHURCHILL MRA FUNDING I LLC, as Buyer

By:	/s/ Michael Shaffer
Name:	Michael Shaffer
Title:	Authorized Signatory

R-HOME PASS THROUGH PARENT RTL-C LLC, as Seller

By:	/s/ Nicola Santoro, Jr.
Name:	Nicola Santoro, Jr.
Title:	Chief Financial Officer and Treasurer

R-HOME REO RTL-C LLC, as an REO Subsidiary

By:	/s/ Nicola Santoro, Jr.
Name:	Nicola Santoro, Jr.
Title:	Chief Financial Officer and Treasurer

Rithm Perpetual Life Residential Trust, as Guarantor

By:	/s/ Nicola Santoro, Jr.
Name:	Nicola Santoro, Jr.
Title:	Chief Financial Officer and Chief Accounting Officer

[end of signatures]

[Genesis – Master Repurchase Agreement and Securities Contract]

SCHEDULE 1-A

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO UNDERLYING MORTGAGE LOANS

At all times an Underlying Mortgage Loan is subject to a Transaction, Seller hereby represents and warrants to Buyer that, with respect to such Underlying Mortgage Loan:

(a)           Payments Current. Except with respect to a Permitted Delinquent Asset, all payments required to be made up to the related Purchase Date for the Mortgage Loan under the terms of the Mortgage Note and each other related Loan Document have been made and credited. Except with respect to a Permitted Delinquent Asset, as of the Purchase Date, no payment required under the Mortgage Loan is delinquent and no payment under the Mortgage Loan been delinquent at any time since the Origination Date of the Mortgage Loan by more than forty-five (45) days. Except with respect to a Permitted Delinquent Asset, the first Monthly Payment shall be made, or shall have been made, with respect to the Mortgage Loan on its Due Date or within forty-five (45) days thereof, all in accordance with the terms of the related Mortgage Note.

(b)           No Outstanding Charges. Except for Permitted Encumbrances, all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents, in each case, which may become a Lien on the related Mortgaged Property, which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet delinquent; provided, however, property taxes which have not become more than 1 year delinquent shall be considered a Permitted Encumbrance. Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any principal or interest amount required under the Mortgage Loan.

(c)           Original Terms Unmodified. The terms of the Mortgage Note, Mortgage and each other related Loan Document have not been impaired, waived, altered or modified in any respect, from the Origination Date, except by a written instrument that has been recorded, if necessary to protect the interests of Buyer, and delivered to the Custodian and the terms of which are reflected in the Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required by the terms of the Mortgage Note, Mortgage or any other related Loan Document, and its terms are reflected on the Mortgage Loan Schedule. No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian and the terms of which are reflected in the Mortgage Loan Schedule. The related Mortgage, Mortgage Note and each other related Loan Document contain the entire agreement of the parties and all of the obligations of Seller under the related Underlying Mortgage Loan.

Sch. 1-1

(d)           No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, and the operation of any of the terms of the Mortgage Note, the Mortgage or any other related Loan Document, or the exercise of any right thereunder, will not render either the Mortgage Note, the Mortgage or any other related Loan Document unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted in writing with respect thereto, and no Mortgagor in respect of the Mortgage Loan was a debtor in any state or Federal bankruptcy or insolvency proceeding on the Origination Date of the Mortgage Loan. Seller has no knowledge and has not received any notice that any Mortgagor in respect of the Mortgage Loan is presently a debtor in any state or federal bankruptcy or insolvency proceeding.

(e)           Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by Seller as of the related Origination Date consistent with the Underwriting Guidelines, against other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the lesser of (i) one hundred percent (100%) of the replacement cost of all improvements to the Mortgaged Property or (ii) the outstanding principal balance of the Underlying Mortgage Loan. If any portion of the Mortgaged Property (other than a Mortgaged Property located in the State of California) is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan, (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and, to the extent such agreement is commercially available from the related insurer, may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee. No such notice has been received by Seller. All premiums on such insurance policy have been paid or the grace period for any payment default has not lapsed. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. To Seller’s knowledge, the hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Seller has not engaged in, and has no knowledge of the Mortgagor having engaged in, any act or omission that would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(f)            Compliance with Applicable Laws. (i) Any and all requirements of any federal, state or local law and licensing agreements including, without limitation, usury or unfair and deceptive acts and practices laws applicable to the Mortgage Loan have been complied with in all material respects and (ii) the consummation of the transactions contemplated hereby will not involve the violation by Seller of any such laws or regulations.

Sch. 1-2

(g)           No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage except in accordance with the terms of the Mortgage and related agreements or Seller’s underwriting policies, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.

(h)           Location and Type of Mortgaged Property. The Mortgaged Property consists of a single parcel (or adjacent parcels consisting of the entire applicable real property) of real property with an Eligible Mortgaged Property or Entitled Land. While the Mortgage Loan is subject to a Transaction, no portion of the related Mortgaged Property shall be used (i) as the Mortgagor’s primary residence or in any other manner that would cause the Mortgaged Property to be considered an owner-occupied Mortgaged Property or (ii) for any other personal or household purposes by Mortgagor.

(i)            Valid First Lien. The Mortgage is a valid, subsisting, enforceable and perfected first priority lien and first priority security interest on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing, subject only to Permitted Encumbrances. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein (subject to Permitted Encumbrances) and Seller has full right to pledge and assign the same to Buyer. Except as otherwise disclosed to Buyer in writing, the Mortgaged Property was not, as of the Origination Date of the Mortgage Loan and to Seller’s knowledge, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage, subject only to Permitted Encumbrances.

(j)            Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Seller or, to the knowledge of Seller, any other Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. To Seller’s knowledge, except as disclosed to Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed.

Sch. 1-3

(k)           Full Disbursement of Proceeds. Except with respect to any Mortgagor escrows, holdbacks or future funding obligations which are established pursuant to the terms of the related Mortgage Loan or with respect to any construction loan and that conform in all material respects to the applicable requirements of the Underwriting Guidelines, there is no further requirement for future advances under the Mortgage Loan and any and all requirements as to disbursements of any escrow or holdback funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid. The Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note, Mortgage or any other related Loan Document.

(l)            Ownership. Seller has full right to sell the Purchased Assets and the related Underlying Mortgage Loans to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, Buyer will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, except (i) any such security interest created pursuant to the terms of this Agreement and (ii) any Permitted Encumbrances.

(m)          Doing Business. Seller is the originator of such Mortgage Loan. The Seller is (i) in compliance in all material respects with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) to the extent required under the laws of such state, either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, (D) not doing business in such state or (E) the failure to qualify to do business in such state could not reasonably be expected to adversely affect any holder’s interests in such Mortgage Loan.

(n)           Title Insurance. The Mortgage Loan is covered by either (i) an irrevocable title commitment, or an attorney’s opinion of title and abstract of title, each of which must be in form and substance acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Buyer and each such title insurance policy is issued by a title insurer acceptable to Buyer and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority lien of the Mortgage, as applicable, in the original principal amount of the Mortgage Loan, subject only to the Permitted Encumbrances. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy (or commitment pending receipt of final policy) affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy (or commitment pending receipt of final policy) does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including Seller, has done, by act or omission, anything that would impair the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

Sch. 1-4

(o)           No Defaults. Except with respect to a Permitted Delinquent Asset, (i) there is no default, breach, violation or event of acceleration existing under the Mortgage, the Mortgage Note or any other related Loan Document (in each case, other than any default, breach, violation or event of acceleration arising because of (A) a payment default (other than a maturity default that has not been cured within thirty (30) days), or (B) a default, breach, violation or event of acceleration under the Mortgage, the Mortgage Note or any other related Loan Document with respect to a mortgage loan that is cross-defaulted with such Mortgage Loan (other than with respect to a default, breach, violation or event of acceleration that has resulted in the actual acceleration of the maturity of the Mortgage, the Mortgage Note or any other related Loan Document with respect to such cross-defaulted mortgage loan)), and (ii) no event has occurred that, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration (in each case, other than any default, breach, violation or event of acceleration arising because of (A) a payment default (other than a maturity default that has not been cured within thirty (30) days), or (B) a default, breach, violation or event of acceleration under the Mortgage, the Mortgage Note or any other related Loan Document with respect to a mortgage loan that is cross-defaulted with such Mortgage Loan (other than with respect to a default, breach, violation or event of acceleration that has resulted in the actual acceleration of the maturity of the Mortgage, the Mortgage Note or any other related Loan Document with respect to such cross-defaulted mortgage loan)). Except as otherwise disclosed to Buyer in writing, Seller has not waived any default, breach, violation or event of acceleration under the Mortgage Note or any other related Loan Document.

(p)           No Mechanics’ Liens. Except for Permitted Encumbrances, there are no mechanics’ or similar liens or claims that have been filed for work, labor or material affecting the Mortgaged Property that are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

(q)           Location of Improvements; No Encroachments. All improvements considered in determining the Evaluation/Appraisal Value or Broker Price Opinion Value, as applicable, of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation.

Sch. 1-5

(r)            Payment Terms. Principal, to the extent applicable under the related Mortgage Loan, and interest payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan. Interest on the Mortgage Note is payable on the first day of each month, with interest calculated and payable in advance or arrears, as applicable. Principal on the Mortgage Note is payable on the earlier of the maturity date of such Mortgage Note and the date on which the indebtedness thereunder becomes immediately due and payable thereunder. The Due Date of the first payment under the Mortgage Note is no more than sixty (60) days from the date of the Mortgage Note. The related Mortgagor may request advances up to the Loan Amount as set forth in the related Loan Documents. Each Underlying Mortgage Loan will mature within thirty-six (36) months from the related Origination Date (before giving effect to any Permitted Modifications). The Mortgage Note does not permit Negative Amortization.

(s)           Customary Provisions. The Mortgage Note and the related Loan Agreement each has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure, in each case subject to applicable law. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures and subject to applicable law, the holder of the Mortgage Loan will be able to deliver good and marketable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor that would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage.

(t)            Occupancy of the Mortgaged Property. Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. The Mortgagor (as opposed to renters and/or lessees) does not intend to occupy the Mortgaged Property for more than fourteen (14) calendar days during any one (1) calendar year. In connection with the origination of the Mortgage Loan, the related Mortgagor represented to Seller that such Mortgaged Property is non-owner occupied.

(u)           No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement and chattel mortgage referred to in clause (i) above or other collateral specified in the related Loan Documents.

(v)           Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Custodian or Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(w)          Transfer of Underlying Mortgage Loans. The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(x)            Due-On-Sale. The Mortgage contains a provision for the acceleration of the payment of the unpaid principal balance of the Underlying Mortgage Loan in the event the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

Sch. 1-6

(y)           [Reserved].

(z)            Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage and the secured principal amount, as consolidated, bears a single interest rate and single repayment term.

(aa)         Mortgaged Property Undamaged. To Seller’s knowledge, other than structural damage being repaired in connection with the rehabilitation of the Mortgaged Property, the related Mortgaged Property is free from material structural damage. To Seller’s knowledge, there is no proceeding pending for the total or partial condemnation of such Mortgaged Property.

(bb)         Collection Practices; Escrow Deposits. The origination and collection practices used by the related Approved Originator, each servicer of the Mortgage Loan and Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control of, Seller or Servicer on Seller’s behalf. All Escrow Payments, if any, have been collected in full compliance with state and federal law. No escrow deposits or Escrow Payments or other charges or payments due Seller have been capitalized under the Mortgage, the Mortgage Note or any related Loan Document. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.

(cc)          Servicemembers Civil Relief Act. The Mortgagor has not notified Seller, and Seller does not have knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.

(dd)         Evaluation/Appraisal. The Mortgage File with respect to such Underlying Mortgage Loan contains an Evaluation/Appraisal of the related Mortgaged Property made and signed by an Evaluation/Appraisal Vendor (a) who, at the time of such Evaluation/Appraisal, met the requirements of the Seller’s Evaluation/Appraisal policy (unless manifestly inappropriate to the Underlying Mortgage Loan) and (b) who satisfied (and which Evaluation/Appraisal was conducted in accordance with) all applicable federal and state laws and regulations in effect at the time of such Evaluation/Appraisal and procedures. To Seller’s knowledge, such Evaluation/Appraisal Vendor was licensed in the state where the Mortgaged Property is located, had no interest, direct or indirect, in such Mortgaged Property or in any loan made on the security thereof, and such Evaluation/Appraisal Vendor’s compensation was not affected by the approval or disapproval of such Underlying Mortgage Loan. The Evaluation/Appraisal with respect to such Underlying Mortgage Loan was made within the three hundred sixty (360) day period prior to the Purchase Date of such Underlying Mortgage Loan. The Mortgage File with respect to such Underlying Mortgage Loan contains either an appraisal or an evaluation (if the original principal balance of the related Underlying Mortgage Loan is less than $250,000) of the related Mortgaged Property, in each case in form and substance satisfactory to Buyer and that satisfies the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, and the regulations promulgated thereunder, all as in effect on the Origination Date of the Underlying Mortgage Loan.

Sch. 1-7

(ee)         Disclosure Materials. The Mortgagor has received all disclosure materials required by applicable law in connection with the origination of such Mortgage Loan.

(ff)           No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller have not financed and do not own, directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(gg)          Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent of Seller, except in connection with a refinanced Mortgage Loan.

(hh)         No Exception. The Custodian has not noted any material exceptions on a Mortgage Loan Schedule with respect to the Mortgage Loan that would materially adversely affect the Mortgage Loan or Buyer’s interest in the Mortgage Loan.

(ii)            Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(jj)            Documents Genuine. Such Underlying Mortgage Loan and all accompanying Collateral Documents (including without limitation the related Loan Documents) are complete and authentic and all signatures thereon are genuine.

(kk)          Bona Fide Loan. Such Underlying Mortgage Loan arose from a bona fide loan, complying with all applicable State and Federal laws and regulations, to persons having legal capacity to contract and is not subject to any defense, set-off or counterclaim.

(ll)            Description. The documents relating to each Underlying Mortgage Loan conform in all material respects to the description thereof as set forth on the related Mortgage Loan Schedule delivered to the Custodian and Buyer.

(mm)       Located in U.S. No collateral (including, without limitation, the related Mortgaged Property and the dwellings thereon and otherwise) relating to an Underlying Mortgage Loan is located in any jurisdiction other than in one of the forty-eight (48) contiguous states of the United States of America or the District of Columbia.

(nn)         Underwriting Guidelines. Each Underlying Mortgage Loan was originated in accordance with the Underwriting Guidelines in all material respects.

(oo)         Predatory Lending Regulations; High Cost Loans. None of the Mortgage Loans are classified as High Cost Mortgage Loans.

Sch. 1-8

(pp)         [Reserved].

(qq)         [Reserved].

(rr)           LTV; CLTV; LTC. The LTV or CLTV, as applicable, of any Bridge Loan at origination was not more than 95%, except as otherwise approved by Buyer in writing. Solely with respect to any Underlying Mortgage Loan that is not a Bridge Loan, if the related Mortgaged Property was acquired within six (6) months prior to the related Origination Date, the LTC of such Underlying Mortgage Loan at origination was not more than 95%, except as otherwise approved by Buyer in writing.

(ss)          Single Original Mortgage Note. There is only one originally executed Mortgage Note not stamped as a duplicate with respect to such Mortgage Loan.

(tt)           Environmental Matters. To Seller’s knowledge, the Mortgaged Property is free from any and all toxic or hazardous substances in violation of any local, state or federal environmental law, and there exists no violation of any local, state or federal environmental law, rule or regulation. To Seller’s knowledge, there is no pending action or proceeding directly involving any Mortgaged Property in which compliance with any environmental law, rule or regulation is alleged to have been violated.

(uu)         Insurance. Seller has caused or will cause to be performed any and all acts required to preserve the rights and remedies of Buyer in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of Buyer.

(vv)         [Reserved].

(ww)        Endorsements. Each Mortgage Note has been (or will be as of the related Purchase Date) endorsed by a duly authorized officer of Seller for its own account and not as a fiduciary, trustee, trustor or beneficiary under a trust agreement.

(xx)          Accuracy of Information. All information in respect of such Mortgage Loan set forth on the Mortgage Loan Schedule is accurate in all material respects as of the related Purchase Date.

(yy)         [Reserved].

(zz)          Patriot Act. The applicable Approved Originator has complied with all applicable anti-money laundering laws and regulations, including, without limitation, the Patriot Act. No Mortgage Loan is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by OFAC (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of such Executive Order or the OFAC Regulations or listed as a “blocked person” for purposes of the OFAC Regulations.

Sch. 1-9

(aaa)        Cross-Collateralization. Either (a) such Mortgage Loan is not cross-collateralized with any other mortgage loan, other than a Mortgage Loan that is an Underlying Mortgage Loan, or (b) such Mortgage Loan is cross-collateralized with another mortgage loan that is not an Underlying Mortgage Loan and (1) the mortgage loan that is cross-collateralized with such Underlying Mortgage Loan is not in default, breach, violation or event of acceleration under the Mortgage, the Mortgage Note or any other related Loan Document which default, breach, violation or event of acceleration has resulted in the actual acceleration of the maturity of the Mortgage, the Mortgage Note or any other related Loan Document with respect to such cross-collateralized mortgage loan or (2) an intercreditor arrangement in respect of such Mortgage Loan acceptable to the Buyer has been entered into by each mortgagee or other beneficial owner of each mortgage loan that is cross-collateralized with such Underlying Mortgage Loan.

(bbb)       Advances of Refurbishment Loan Amounts. Seller has made all required advances of Refurbishment Loan Amounts with respect to an Underlying Mortgage Loan in accordance with any applicable timeframes required by the Loan Documents for making such advance of Refurbishment Loan Amounts to the related Mortgagor in the applicable Loan Documents.

Sch. 1-10

SCHEDULE 1-B

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO UNDERLYING ASSETS THAT ARE PERMITTED REO ASSETS

At all times a Permitted REO Asset is subject to a Transaction involving Seller, Seller and the related REO Subsidiary hereby represents and warrants to Buyer that, with respect to such Permitted REO Asset:

(a)           Ownership. The REO Subsidiary Interests constitute all the issued and outstanding beneficial interests of all classes of the related REO Subsidiary and such REO Subsidiary Interests are certificated in the form of the REO Subsidiary Certificate.

(b)           Compliance with Law. The REO Subsidiary Interests comply in all respects with, or are exempt from, all applicable Requirements of Law relating to the REO Subsidiary Interests.

(c)           Good Title. Immediately prior to the sale, transfer and assignment to Buyer thereof, Seller had good title to, and was the sole owner and holder of, the REO Subsidiary Interests, and Seller is transferring the REO Subsidiary Interests free and clear of any and all Liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering the REO Subsidiary Interests.

(d)           No Fraud. No fraudulent acts were committed by Seller or any of their respective Affiliates in connection with the issuance of the REO Subsidiary Interests.

(e)           No Defaults. No (i) monetary default, breach or violation exists with respect to any agreement or other document governing or pertaining to the REO Subsidiary Interests, or (ii) event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or violation of the REO Subsidiary Interests.

(f)            No Modifications. Except for any Program Agreement, Seller is not a party to any document, instrument or agreement, and there is no document, that by its terms modifies or affects the rights and obligations of any holder of the REO Subsidiary Interests, and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.

(g)           Power and Authority. Seller has full right, power and authority to sell and assign the REO Subsidiary Interests, and the REO Subsidiary Interests have not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

(h)           Consents and Approvals. Other than consents and approvals obtained as of the related Purchase Date or those already granted in the documents governing the REO Subsidiary Interests, no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of the REO Subsidiary Interests, for Buyer’s exercise of any rights or remedies in respect of the REO Subsidiary Interests or for Buyer’s sale, pledge or other disposition of the REO Subsidiary Interests. No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind, and no other impediment exists to any such transfer or exercise of rights or remedies with respect to the REO Subsidiary Interests.

Sch. 1-1

(i)            No Governmental Approvals. No consent, approval, authorization or order of, or registration or filing with, or notice to, any Governmental Authority having jurisdiction over Seller is required for any transfer or assignment by the holder of the REO Subsidiary Interests to Buyer.

(j)            Original Certificates. Seller has delivered to Buyer the original REO Subsidiary Certificate, or other similar indicia of ownership of the REO Subsidiary Interests, however denominated, re-registered in Buyer’s name or in blank.

(k)           Duly and Validly Issued. The REO Subsidiary Certificate has been duly and validly issued.

(l)            No Notices. Seller has not received written notice of any outstanding liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of the REO Subsidiary Interests is or may become obligated.

(m)          REO Subsidiary Interests as Securities. The REO Subsidiary Interests (a) constitute “securities” (within the meaning of Section 8-103(c) of the UCC), (b) are not dealt in or traded on securities exchanges or in securities markets, (c) do not constitute investment company securities (within the meaning of Section 8-103(b) of the UCC) and (d) are not credited to a “securities account” (within the meaning of Section 8-501(a) of the UCC).

(n)           No Distributions. Except as contemplated or permitted by the Program Agreements, there are (x) no outstanding rights, options, warrants or agreements for a purchase, sale or issuance, in connection with the REO Subsidiary Interests, (y) no agreements on the part of Seller to issue, sell or distribute the REO Subsidiary Interests, and (z) no obligations on the part of Seller (contingent or otherwise) to purchase, repurchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the REO Subsidiary Interests.

(o)           Conveyance; First Priority Lien. Upon delivery to Buyer of the REO Subsidiary Certificate (and assuming the continuing possession by Buyer of such REO Subsidiary Certificate in accordance with the applicable Requirements of Law), duly indorsed to Buyer or in blank, and the filing of a financing statement covering the REO Subsidiary Interests in the State of Delaware and naming the Seller as debtor and Buyer as secured party, the Lien granted by Seller to Buyer hereunder in its right, title and interest to the REO Subsidiary Interests, will constitute a valid, perfected, first priority Lien on the REO Subsidiary Interests in favor of Buyer.

(p)           No Waiver. Seller has not waived or agreed to any waiver under, or agreed to any amendment or other modification of the operating agreement of any REO Subsidiary, except as agreed to by Buyer in writing.

Sch. 1-2

(q)           Status of REO Subsidiary. Since the date of its organization, other than as permitted pursuant to the Program Agreements, no REO Subsidiary has been engaged in any business or activity or owned any assets other than the assets made subject to Transactions hereunder.

(r)            No Outstanding Charges. Except for Permitted Encumbrances, all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents, in each case, that may become a Lien on the related REO Property, or previously became due and owing, have been paid.

(s)           Hazard Insurance. The REO Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the REO Property is located in an amount not less than one hundred percent (100%) of the replacement cost of all improvements to the REO Property. If any portion of the REO Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the lesser of (1) the full insurable value of the REO Property and (2) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All premiums on such insurance policy have been paid. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. No REO Subsidiary has engaged in any act or omission that would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Sellers or any REO Subsidiary.

(t)            Compliance with Applicable Laws. (i) Any and all requirements of any federal, state or local law applicable to the REO Property have been complied with and (ii) the consummation of the transactions contemplated hereby will not involve the violation by Sellers or any REO Subsidiary of any such laws or regulations, and Sellers and REO Subsidiary shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements.

(u)           Location and Type of Mortgaged Property. The REO Property consists of a single parcel (or adjacent parcels consisting of the entire applicable real property) of real property with an Eligible Mortgaged Property or Entitled Land. While the Permitted REO Asset is subject to a Transaction, no portion of the related REO Property shall be used (i) in any manner that would cause the REO Property to be considered an owner-occupied REO Property or (ii) for any other personal or household purposes by REO Subsidiary.

(v)           Ownership. Each REO Subsidiary has full right to sell the REO Property to Buyer free and clear of any Lien, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell the REO Property.

Sch. 1-3

(w)          Title Insurance. The REO Property is covered by either (i) an irrevocable title commitment, or an attorney’s opinion of title and abstract of title, each of which must be in form and substance acceptable to prudent institutions operating properties in the area wherein the REO Property is located or (ii) an ALTA owner’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Buyer and each such title insurance policy is issued by a title insurer acceptable to Buyer and qualified to do business in the jurisdiction where the REO Property is located, insuring the related REO Subsidiary, its successors and assigns, as to the title to such REO Property, subject only to the Permitted Encumbrances. Additionally, such owner’s title insurance policy (or commitment pending receipt of final policy) affirmatively insures ingress and egress and against encroachments by or upon the REO Property or any interest therein. The title policy (or commitment pending receipt of final policy) does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The related REO Subsidiary, its successors and assigns, is the sole insureds of such owner’s title insurance policy, and such owner’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such owner’s title insurance policy, and no prior holder of the related REO Property, including the related REO Subsidiary, has done, by act or omission, anything that would impair the coverage of such owner’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Sellers or such REO Subsidiary.

(x)            No Mechanics’ Liens. Except for Permitted Encumbrances, there are no mechanics’ or similar liens or claims that have been filed for work, labor or material affecting the REO Property.

(y)           Location of Improvements; No Encroachments. All improvements considered in determining the Evaluation/Appraisal Value or Broker Price Opinion Value, as applicable, of the REO Property lie wholly within the boundaries and building restriction lines of the REO Property, and no improvements on adjoining properties encroach upon the REO Property. No improvement located on or being part of the REO Property is in violation of any applicable zoning and building law, ordinance or regulation.

(z)           Occupancy of the REO Property. All inspections, licenses, and certificates required to be made or issued with respect to all occupied portions of the REO Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, are, or will be, obtained from the appropriate authorities at the time required in the jurisdiction in which such REO Property is located. No Seller or REO Subsidiary has received notification from any Governmental Authority that the REO Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. No Seller or REO Subsidiary has received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate, in each case other than such violations or failures to conform that are intended to be remedied as part of the renovation/rehabilitation/construction of the REO Property.

Sch. 1-4

(aa)         Transfer of REO Property. The REO Deed in blank is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the REO Property is located.

(bb)         REO Property Undamaged. Other than structural damage being repaired in connection with the rehabilitation of the REO Property, the related REO Property is free from material structural damage. There is no proceeding pending for the total or partial condemnation of such REO Property.

(cc)         Evaluation/Appraisal. The Purchased Asset File with respect to such Purchased Asset contains an Evaluation/Appraisal of the related REO Property made and signed by an Evaluation/Appraisal Vendor (a) who, at the time of such Evaluation/Appraisal, met the requirements of Sellers’ or the related REO Subsidiary’s Evaluation/Appraisal policy (unless manifestly inappropriate to the Purchased Asset) and (b) who satisfied (and which Evaluation/Appraisal was conducted in accordance with) all applicable federal and state laws and regulations in effect at the time of such Evaluation/Appraisal and procedures. To Sellers’ and the related REO Subsidiary’s knowledge, such Evaluation/Appraisal Vendor was licensed in the state where the REO Property is located, had no interest, direct or indirect, in such REO Property or in any loan made on the security thereof, and such Evaluation/Appraisal Vendor’s compensation was not affected by the approval or disapproval of such Purchased Asset. The Evaluation/Appraisal with respect to such Purchased Asset was made within the six (6) month period prior to the Realization Event with respect to such Purchased Asset. The Purchased Asset File with respect to such Purchased Asset contains either an appraisal of the related REO Property, in each case in form and substance satisfactory to Buyer and that satisfies the requirements of Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, and the regulations promulgated thereunder, all as in effect on the Origination Date of the related Mortgage Loan.

(dd)         No Equity Participation. No document relating to the REO Property or REO Subsidiary Interest provides for any contingent or additional interest in the form of participation in the cash flow of the REO Property or a sharing in the appreciation of the value of the REO Property.

(ee)         REO Deed Submitted for Recordation. The REO Deed in favor of the REO Subsidiary either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the REO Property is located.

(ff)          Documents Genuine. The REO Deed in favor of the REO Subsidiary and all accompanying documents are complete and authentic and all signatures thereon are genuine.

(gg)        Located in U.S. No collateral (including, without limitation, the related REO Property and the dwellings thereon and otherwise) relating to the Purchased Asset is located in any jurisdiction other than in one of the forty-eight (48) contiguous states of the United States of America or the District of Columbia.

Sch. 1-5

(hh)         No Adverse Selection. The related REO Property was not intentionally selected by Sellers or the related REO Subsidiary in a manner intended to adversely affect the interest of Buyer. No Seller or REO Subsidiary used selection procedures that identified such REO Property as being less desirable or valuable than other comparable REO Property owned or operated by any Seller, any REO Subsidiary or their respective Affiliates and is representative of the portfolio of REO Properties owned by such Seller, REO Subsidiary or their respective Affiliates.

(ii)           Environmental Matters. To Sellers’ and the related REO Subsidiary’s knowledge, the REO Property is free from any and all toxic or hazardous substances in violation of any local, state or federal environmental law, and there exists no violation of any local, state or federal environmental law, rule or regulation. To Sellers’ and the related REO Subsidiary’s knowledge, there is no pending action or proceeding directly involving any REO Property in which compliance with any environmental law, rule or regulation is alleged to have been violated.

(jj)           Insurance. Each Seller and REO Subsidiary has caused or will cause to be performed any and all acts required to preserve the rights and remedies of Buyer in any insurance policies applicable to the Purchased Asset including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of Buyer.

(kk)         Flood Certification. Sellers or the related REO Subsidiary shall have obtained a life of loan, transferable flood certification contract for each REO Property and has assigned all such contracts to Buyer.

(ll)          Accuracy of Information. All information provided to Buyer by Sellers or the related REO Subsidiary and prepared by Sellers or the related REO Subsidiary with respect to the Purchased Asset is accurate in all material respects.

(mm)       Patriot Act. Sellers and the applicable REO Subsidiary has complied with all applicable anti-money laundering laws and regulations, including, without limitation, the Patriot Act. No REO Property or REO Subsidiary Interest is subject to nullification pursuant to Executive Order 13224 (the “Executive Order”) or the regulations promulgated by OFAC (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no REO Subsidiary is subject to the provisions of such Executive Order or the OFAC Regulations or listed as a “blocked person” for purposes of the OFAC Regulations.

Sch. 1-6

SCHEDULE 2

AUTHORIZED REPRESENTATIVES

Sch. 2-1

EXHIBIT A

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

[______] [_____], 20[__]

Churchill MRA Funding I LLC
1415 Vantage Park Drive, Suite 240
Charlotte, NC 28203
Attention: Derrick Land
Email: dl@churchillre.com

Re:	Master Repurchase Agreement and Securities Contract, dated as of November 24, 2025 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among Churchill MRA Funding I LLC, as buyer (“Buyer”), R-Home Pass Through Parent RTL-C LLC, as seller (“Seller”), R-Home REO RTL-C LLC (“Initial REO Subsidiary”), each other Person that may be subsequently added as a party to the Agreement under an REO Joinder Agreement (each, an “Additional REO Subsidiary” and together with Initial REO Subsidiary, each, “REO Subsidiary,” and collectively, “REO Subsidiaries”) and RITHM PERPETUAL LIFE RESIDENTIAL TRUST, as guarantor (“Guarantor”)

This Officer’s Compliance Certificate is furnished pursuant to the above Agreement. Unless otherwise defined herein, capitalized terms used in this Officer’s Compliance Certificate have the respective meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.             I am a duly elected Responsible Officer of Guarantor.

2.             All of the financial statements, calculations and other information set forth in this Officer’s Compliance Certificate, including in any exhibit or other attachment hereto, are true, complete and correct as of the date hereof.

3.             I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of the Guarantor during the accounting period covered by the financial statements attached hereto (or most recently delivered to Buyer if none are attached).

4.             The examinations described in Paragraph 3 above did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Officer’s Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

5.             Attached as Exhibit 1 hereto are the financial statements referred to in Section 13(x) of the Agreement, which financial statements, to the best of my knowledge after due inquiry, fairly and accurately present in all material respects, the consolidated financial condition and operations of the Guarantor and the consolidated results of its operations as of the date or with respect to the period therein specified, determined in accordance with GAAP.

Exh. A-2

6.             Attached as Exhibit 2 hereto are the calculations demonstrating compliance with the financial covenants set forth in the Additional Covenants and Conditions, each for the immediately preceding fiscal quarter.

7.             To my knowledge, each of Seller, REO Subsidiary and Guarantor has, during the period since the delivery of the immediately preceding Officer’s Compliance Certificate, observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects every condition, contained in the Agreement and the other Program Agreements to be observed, performed or satisfied by it, and I have no knowledge of the occurrence during such period, or present existence, of any condition or event that constitutes a Default or an Event of Default (including after giving effect to any pending Transactions requested to be entered into), except as set forth below

8.             Described below are the exceptions, if any, to the above paragraph, setting forth in detail the nature of the condition or event, the period during which it has existed and the action that Seller, REO Subsidiary, Guarantor or any Affiliate has taken, is taking, or proposes to take with respect to such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto, or otherwise covered by this Officer’s Compliance Certificate, are made and delivered as of [____], 20[__].

Name:
Title:

Exhibit 1: Financial Statements

Exhibit 2: Financial Covenant Compliance Calculations

Exh. A-3

EXHIBIT B-1

[Form of Power of Attorney for Seller]

Exh. B-1

EXHIBIT B-2

[Form of Power of Attorney for Trustee]

Exh. B-1

EXHIBIT B-3

[Form of Power of Attorney for REO Subsidiary]

Exh. B-1

EXHIBIT C

APPROVED ORIGINATORS

Genesis Capital, LLC

Exh. C-1

Exhibit D

APPROVED BPO PROVIDERS

1.      ClearCapital.com, Inc.

2.      Pro Teck Services Ltd.

3.      Radian Real Estate Management LLC f/k/a Green River Capital, LLC

4.      Cushman & Wakefield Debenham Tie Leung Limited

5.      Marcus & Millichap Real Estate Investment Services, Inc. (L.A. Apartment Advisors)

Exh. D-1